Exhibit (a)(1)(i)

This document is important and requires your immediate attention. If you are in doubt as to how to deal with it, you should consult your investment dealer, broker, bank, lawyer, accountant or other professional advisor. For further information, you may also telephone (toll free within Canada and the United States) Kingsdale Shareholder Services, the information agent, at 1-888-518-1554, or Computershare Trust Company of Canada, the depositary, at 1-800-564-6253. The Offer (as defined herein) has not been approved or disapproved by any securities regulatory authority in Canada or the Securities and Exchange Commission (the “SEC”), nor has any securities regulatory authority in Canada or the SEC passed upon the fairness or merits of the Offer or upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is a criminal offense.

This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful under applicable securities or “blue sky” or other laws. If the Company (as defined herein) becomes aware of any valid law of any jurisdiction prohibiting the making of the Offer or the acceptance of Debentures (as defined herein) (and from which it does not have an exemption), it will make a good faith effort to comply with that law or seek to have such law declared inapplicable to the Offer. If after a good faith effort, the Company cannot comply with the law of that jurisdiction, it will not market the Offer to, nor will it accept from or on behalf of, Debentureholders (as defined herein) from that jurisdiction.

ATLANTIC POWER CORPORATION

OFFER TO PURCHASE FOR CASH

UP TO US$65,000,000 AGGREGATE PRINCIPAL AMOUNT OF THE ISSUED AND OUTSTANDING
5.75% SERIES C CONVERTIBLE UNSECURED SUBORDINATED DEBENTURES DUE JUNE 2019
AT A PURCHASE PRICE OF US$965 PER US$1,000 PRINCIPAL AMOUNT OF
DEBENTURES

Atlantic Power Corporation (“Atlantic Power” or the “Company”) hereby offers (the “Offer”) to purchase from the holders (each, a “Debentureholder”) of 5.75% series C convertible unsecured subordinated debentures due June 2019 of the Company (the “Debentures”) issued under and pursuant to the provisions of the trust indenture dated December 17, 2009 between Atlantic Power and Computershare Trust Company of Canada (the “Debenture Trustee”), as supplemented by a second supplemental indenture dated July 5, 2012 between Atlantic Power and the Debenture Trustee and as further supplemented and amended by a sixth supplemental indenture dated March 22, 2013 between Atlantic Power and the Debenture Trustee (collectively, the “Trust Indenture”), up to US$65,000,000 aggregate principal amount (the “Maximum Purchase Amount”) of the issued and outstanding Debentures (or such larger principal amount as the Company, in its sole discretion, may determine it is willing to take-up and pay for, subject to applicable law) at the purchase price of US$965 in cash (subject to applicable withholding taxes, if any) per US$1,000 principal amount of Debentures (the “Purchase Price”).

In addition, Debentureholders who tender their Debentures to the Offer will receive a cash payment in respect of all accrued and unpaid interest outstanding on such Debentures up to, but excluding, the date they are taken up by the Company pursuant to the Offer. The Offer and all deposits of Debentures are on the terms and subject to the conditions set forth in this offer to purchase (the “Offer to Purchase”), the accompanying issuer bid circular (the “Circular” and, together with this Offer to Purchase, the “Offer and Circular”) and the related letter of transmittal (the “Letter of Transmittal”).

The Offer will commence on June 17, 2016 and expire at 5:00 p.m. (Toronto time) (the “Expiration Time”) on July 22, 2016, unless extended, varied or withdrawn by the Company (the “Expiration Date”).

The Offer is not conditional upon any minimum number of Debentures being deposited under the Offer. However, the Offer is subject to certain conditions, and Atlantic Power expressly reserves the right to withdraw the Offer and not take up and pay for any Debentures deposited under the Offer unless the conditions described in Section 5 of the Offer to Purchase, “Conditions of the Offer” are satisfied or waived. The Company also reserves the right, subject to applicable law, to increase or waive the Maximum Purchase Amount in its sole discretion.

Each Debentureholder who has validly deposited Debentures and who has not withdrawn such Debentures will receive the Purchase Price, plus a cash payment in respect of all accrued and unpaid interest up to, but excluding, the date on which they are taken up by the Company, for all Debentures purchased on the terms and subject to the conditions of the Offer, including the provisions relating to pro-ration described herein. Atlantic Power will return all Debentures not purchased under the Offer, including Debentures not purchased because of pro-ration. Debentures taken up and paid for by the Company will be cancelled.

The Debentures are listed and posted for trading on the Toronto Stock Exchange (the “TSX”) under the symbol “ATP.DB.U”. On June 15, 2016, the last full trading day prior to the announcement by Atlantic Power of the approval of the Offer by its directors, the closing price per Debenture on the TSX was US$928 per US$1,000 principal amount of Debentures. The Purchase Price represents a premium of US$37.50 per US$1,000 principal amount of Debentures to the volume-weighted average price (“VWAP”) of the Debentures on the TSX over the 30 trading days ending June 15, 2016 (being the last full trading day before the Offer was announced).

As of June 15, 2016, there was US$105,300,000 principal amount of Debentures issued and outstanding and, accordingly, the offer is for up to approximately 62% of the total number of issued and outstanding Debentures (or such larger percentage as the Company, in its sole discretion, may determine it is willing to take-up and pay for, subject to applicable law).

The board of directors of Atlantic Power (the “Board of Directors”), has authorized and approved the Offer. None of Atlantic Power, its directors, RBC Capital Markets, the dealer manager (the “Dealer Manager”) and the Company’s financial advisor in connection with the Offer, Kingsdale Shareholder Services, the information agent (the “Information Agent”) with respect to the Offer, or Computershare Trust Company of Canada (the “Depositary”), the depositary of the Offer, or any of their respective affiliates, makes any recommendation to any Debentureholder as to whether to deposit or refrain from depositing all or any portion of their Debentures under the Offer. Debentureholders must make their own decisions as to whether to deposit or refrain from depositing their Debentures, and, if deposited, the amount of their Debentures to deposit. Debentureholders are strongly urged to review and evaluate carefully all information in the Offer and Circular, to consult their own financial, tax and legal advisors, and to make their own decisions as to whether to deposit Debentures to the Offer and, if deposited, what principal amount of Debentures to deposit. Debentureholders should carefully consider the income tax consequences of accepting the Offer and depositing Debentures to the Offer. See Section 16 of the Circular, “Canadian Federal Income Tax Considerations” and Section 17 of the Circular, “United States Federal Income Tax Considerations”.

In accordance with applicable Canadian and U.S. securities laws, Atlantic Power will suspend purchases of its Debentures (Trading Symbol: ATP.DB.U) pursuant to its current normal course issuer bid (the “NCIB”) commenced on December 29, 2015 until after the Expiration Date or date of termination of the Offer. As of the date hereof, Atlantic Power had purchased an aggregate principal amount of US$24,700,000 of the Debentures under its current NCIB and its previous NCIB, which expired in November 2015.

No person has been authorized to make any recommendation on behalf of Atlantic Power as to whether Debentureholder should deposit or refrain from depositing Debentures pursuant to the Offer. No person has been authorized to give any information or to make any representations in connection with the Offer other than as set forth in the Offer to Purchase, the accompanying Circular and the related Letter of Transmittal. If given or made, any such recommendation or any such information or representation must not be relied upon as having been authorized by Atlantic Power or its Board of Directors.

Debentureholders must make their own decisions as to whether to deposit or refrain from depositing their Debentures, and, if deposited, the amount of their Debentures to deposit.

Debentureholders wishing to deposit all or any portion of their Debentures pursuant to the Offer must comply in all respects with the delivery procedures described herein. See Section 3 of the Offer to Purchase, “Procedure for Depositing Debentures” and the related Letter of Transmittal for further details.

Any questions or requests for assistance may be directed to the Information Agent, or the Depositary, at the addresses and telephone and facsimile numbers set forth on the back cover page of the Offer and Circular.

The Offer will commence on June 17, 2016 and expire at 5:00 p.m. (Toronto time) on July 22, 2016, unless extended, varied or withdrawn by the Company.

June 16, 2016

FORWARD-LOOKING STATEMENTS

Certain statements contained in this Offer constitute forward-looking information or forward-looking statements within the meaning of applicable securities laws (collectively, “forward-looking statements”). Forward-looking statements can be identified by the use of words such as “plans”, “expects”, “does not expect”, “is expected”, “budget”, “estimates”, “forecasts”, “intends”, “anticipates” or “does not anticipate”, or “believes”, or equivalents or variations, including negative variations, of such words and phrases, or state that certain actions, events or results, “may”, “could”, “would”, “should”, “might” or “will” be taken, occur or be achieved. These forward-looking statements include, but are not limited to, statements regarding the expiration of the Offer, the timing of the take up and payment for the Debentures deposited under the Offer and the Company’s objectives, plans, goals, strategies, future growth, results of operations, financial and operating performance and business prospects and opportunities. Forward-looking statements should not be read as guarantees of future events, performance or results, and will not necessarily be accurate indications of whether, or the times at which, such events, performance or results will be achieved. All of the statements and information in this Offer and Circular containing forward-looking statements are qualified by these cautionary statements.

Forward-looking statements are based on information available at the time they are made, underlying estimates and assumptions made by management and management’s good faith belief with respect to future events, performance and results, and are subject to inherent risks and uncertainties surrounding future expectations generally. Such risks and uncertainties include, but are not limited to, satisfaction or waiver of the conditions to the Offer, the extent to which holders of Debentures determine to tender their Debentures to the Offer and the risks described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and in the Company’s other continuous disclosure filings available under the Company’s profile on the System for Electronic Document Analysis and Retrieval (“SEDAR”) at www.sedar.com and on EDGAR at www. sec.gov. The Company cautions readers that this list of factors is not exhaustive and that should certain risks or uncertainties materialize, or should underlying estimates or assumptions prove incorrect, actual events, performance and results may vary significantly from those expected. For the avoidance of doubt, the above-mentioned Uniform Resource Locators (“URLs”) given in respect of web-site addresses are inactive textual references only and it is not intended to incorporate the contents of any such web sites into the Offer to Purchase nor should the contents of such web sites be deemed to be incorporated into the Offer to Purchase.

There can be no assurance that the actual results, performance, events or activities anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, the Company. Readers are urged to consider these factors carefully in evaluating forward-looking statements and are cautioned not to place undue reliance on any forward-looking statements. Other than as required by applicable securities laws, the Company does not update or revise any such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

INFORMATION FOR UNITED STATES DEBENTUREHOLDERS

This Offer is made by Atlantic Power, a Canadian issuer, for its own securities, and the Offer to Purchase and accompanying Circular has been prepared by Atlantic Power in accordance with the disclosure requirements of applicable Canadian law and U.S. law. The Canadian disclosure requirements may be different from those of the United States. In addition, the format and presentation of the Offer to Purchase and Circular generally follow Canadian market practice.

The Company is a corporation organized under the laws of British Columbia, Canada. Some of the Company’s directors do not reside in the United States, and all or a significant portion of their assets are not located in the United States. As a result, Debentureholders may not be able to effect service of process within the United States upon these persons or enforce against them any judgments obtained in U.S. courts, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States. Also, a significant percentage of the Company’s assets are not located in the United States. There is doubt as to the enforceability in other jurisdictions, either in original actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities predicated on the U.S. federal securities laws.

TAXATION

Debentureholders should be aware that acceptance of the Offer and disposition of the Debentures as described herein may have tax consequences both in the United States and in Canada. Debentureholders are urged to review Section 16 of the Circular, “Canadian Federal Income Tax Considerations” for certain details concerning the Canadian federal income tax consequences applicable to acceptance of the Offer and a disposition of the Debentures as described herein. Debentureholders resident in the United States are urged to review Section 17 of the Circular, “United States Federal Income Tax Considerations” for certain details concerning the United States federal income tax consequences applicable to acceptance of the Offer and a disposition of the Debentures as described herein.

CURRENCY

In the Offer and the Circular, references to “C$” and “Canadian dollars” are to the lawful currency of Canada and references to “US$” and “U.S. dollars” are to the lawful currency of the United States.

TABLE OF CONTENTS

SUMMARY		1
OFFER TO PURCHASE		5
1.	The Offer	5
2.	Manner and Time of Acceptance	5
3.	Procedure for Depositing Debentures	6
4.	Withdrawal Rights	8
5.	Conditions of the Offer	9
6.	Extension and Variation of the Offer	11
7.	Taking Up and Payment for Deposited Debentures	12
8.	Liens and Distributions	13
9.	Notice	13
10.	Treatment of Debentures Not Deposited Under the Offer	13
11.	Other Terms	14
ISSUER BID CIRCULAR		1
1.	Atlantic Power Corporation	1
2.	Authorized Capital	2
3.	Background to the Offer	3
4.	Purpose and Effect of the Offer	3
5.	Valuation of the Debentures	5
6.	Prior Valuations	12
7.	Debentureholder Withdrawal Rights	12
8.	Acceptance for Payment and Payment for the Debentures	12
9.	Financial Statements	13
10.	Price Range of Debentures	13
11.	Previous Purchases and Sales of Securities	15
12.	Previous Distribution of Securities	16
13.	Dividend Policy	16
14.	Interest of Directors and Officers and Transactions and Arrangements Concerning Debentures	17
15.	Material Changes in the Affairs of the Company	18
16.	Canadian Federal Income Tax Considerations	18
17.	United States Federal Income Tax Considerations	20
18.	Certain Legal Matters; Regulatory Approvals	21
19.	Source of Funds	22
20.	Depositary	22
21.	Information Agent	22
22.	Fees and Expenses	22
23.	Statutory Rights	23
24.	Directors’ Approval	23
25.	Additional Information	23
CONSENT OF ALEXANDER CAPITAL GROUP INC.		24
CERTIFICATE		C-1
SCHEDULE “A”		A-1

SUMMARY

This general summary is solely for the convenience of Debentureholders and is qualified in its entirety by reference to the full text and more specific details in this Offer.

The Offer

Subject to the terms and conditions of the Offer, Atlantic Power hereby offers to purchase up to US$65,000,000 aggregate principal amount of Debentures (or such larger principal amount as the Company, in its sole discretion, may determine it is willing to take-up and pay for, subject to applicable law) at the Purchase Price, plus a cash payment in respect of all accrued and unpaid interest up to, but excluding, the date they are taken up by the Company pursuant to the Offer, pursuant to the terms and conditions herein. Debentures taken up and paid for by the Company will be cancelled.

Expiration Date

The Offer will commence on June 17, 2016 and expire at 5:00 p.m. (Toronto time) on July 22, 2016, unless extended, varied or withdrawn by the Company. See Section 6 of the Offer to Purchase, “Extension and Variation of the Offer”.

Atlantic Power has filed an exemptive relief application with securities regulatory authorities in Canada to permit the Company to extend the Offer, in circumstances in which all of the terms and conditions of the Offer have either been satisfied or waived by the Company, without first taking-up Debentures which have been properly deposited under the Offer and not withdrawn before the original Expiration Date. See Section 6 of the Offer to Purchase, “Extension and Variation of the Offer”.

Number of Debentures to be Purchased

The Company will purchase up to US$65,000,000 aggregate principal amount of its issued and outstanding Debentures (or such larger principal amount as the Company, in its sole discretion, may determine it is willing to take-up and pay for, subject to applicable law), or such fewer number of Debentures as are properly tendered and not withdrawn prior to the Expiration Date.

Payment Date	Atlantic Power will take up and pay for the Debentures as soon as reasonably practicable after the Expiration Date and in any event within three business days after the Expiration Date.

Currency of Payment	The Purchase Price will be denominated in U.S. dollars and payments of amounts owing to holders of deposited Debentures will be made in U.S. dollars.

Purchase Price

The Purchase Price is US$965 in cash (subject to applicable withholding taxes, if any) per US$1,000 principal amount of Debentures. In addition to the Purchase Price, Debentureholders who tender their Debentures to the Offer will receive a cash payment in respect of all accrued and unpaid interest outstanding on such Debentures up to, but excluding, the date they are taken up by the Company pursuant to the Offer.

Pro-ration

If the principal amount of Debentures properly deposited by the Expiration Date (and not withdrawn in accordance with Section 4 of the Offer to Purchase, “Withdrawal Rights”) exceeds in the aggregate US$65,000,000 (or such larger principal amount as the Company, in its sole discretion, may determine it is willing to take-up and pay for, subject to applicable law), then the Debentures to be purchased by Atlantic Power will be purchased on a pro rata basis according to the number of Debentures deposited (or deemed to be deposited) by the Debentureholders (with adjustments to maintain US$1,000 minimum denominations of Debentures).

Accrued and Unpaid Interest

The Debentures bear interest at an annual rate of 5.75% payable semi-annually in arrears on the last day of June and December in each year. Debentureholders accepting the Offer will receive a cash payment in respect of all accrued and unpaid interest on the Debentures up to, but excluding, the date they are taken up by the Company pursuant to the Offer.

Conversion Terms

The Debentures are convertible at the option of the holder into common shares of the Company (“Shares”) at any time prior to the close of business on the earlier of June 30, 2019 and the business day immediately preceding the date specified by the Company for redemption of the Debentures at a conversion price of US$17.25 per Share, being a conversion rate of approximately 57.9710 Shares per US$1,000 principal amount of Debentures.

Once the Debentures are deposited under the Offer, Debentureholders may convert such Debentures only if they are properly withdrawn. See Section 4 of the Offer to Purchase, “Withdrawal Rights”.

Delivery Procedures

Registration of interests in and transfers of Debentures may currently only be made through a book-entry-only system administered by CDS Clearing and Depository Services Inc. (“CDS”). Debentureholders may accept the Offer by following the procedures for a book-entry transfer established by CDS.

As such, in order to tender their Debentures to the Offer, Debentureholders must complete the documentation and follow the instructions provided by their investment dealer, broker, bank, trust company or other nominee. See Section 3 of the Offer to Purchase, “Procedure for Depositing Debentures”.

Brokerage Commissions

Debentureholders depositing Debentures will not be obligated to pay brokerage fees or commissions to the Company or the Depositary. However, Debentureholders are cautioned to consult with their own brokers or other intermediaries to determine whether any fees or commissions are payable to their own brokers or other intermediaries in connection with a deposit of Debentures pursuant to the Offer.

Conditions of the Offer	The obligation of the Company to take up and pay for any Debentures deposited under the Offer is subject to the conditions described in Section 5 of the Offer to Purchase, “Conditions of the Offer”.

Withdrawal Rights

Deposited Debentures may be withdrawn at any time (i) prior to the Expiration Date, (ii) if the Debentures have not been taken up by the Company before actual receipt by the Depositary of a notice of withdrawal in respect of such Debentures, (iii) if the Debentures have been taken up but not paid for by the Company within three business days of being taken up, (iv) before the expiration of 10 days from the date that a notice of change or notice of variation (other than a variation that (A) consists solely of an increase in the consideration offered for the Debentures under the Offer where the time for deposit is not extended for greater than 10 days, or (B) consists solely of the waiver of a condition of the Offer) has been given in accordance with the Offer to Purchase, or (v) if not yet accepted for payment after the expiration of 40 business days from the commencement of the Offer. See Section 4 of the Offer to Purchase, “Withdrawal Rights”.

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Position of the Company, its Directors, the Dealer Manager, the Information Agent and the Depositary

None of Atlantic Power, its directors, the Dealer Manager, the Information Agent, the Depositary, or any of their respective affiliates, makes any recommendation to any Debentureholder as to whether to deposit or refrain from depositing all or a portion of their Debentures under the Offer. Debentureholders must make their own decisions as to whether to deposit or refrain from depositing their Debentures, and, if deposited, the amount of their Debentures to deposit. Debentureholders are strongly urged to review and evaluate carefully all information in the Offer and Circular, to consult their own financial, tax and legal advisors, and to make their own decisions as to whether to deposit Debentures to the Offer and, if so, what principal amount of Debentures to deposit.

Directors, Officers and Insiders

To the knowledge of the Company, after reasonable inquiry, no director or officer of the Company, no associate or affiliate of a director or officer of the Company, no insider of the Company (other than a director or officer) and no person or company acting jointly or in concert with the Company, has indicated any present intention to deposit any of such person’s or company’s Debentures pursuant to the Offer.

Tax Considerations

Debentureholders should carefully consider the income tax consequences of depositing Debentures to the Offer. See Section 16 of the Circular, “Canadian Federal Income Tax Considerations” and Section 17 of the Circular “United States Federal Income Tax Considerations”. Debentureholders should consult their own tax advisers.

Trading Information

On June 15, 2016, the last full trading day prior to the announcement by Atlantic Power of the approval of the Offer by its directors, the closing price per Debenture on the TSX was US$928 per US$1,000 principal amount of Debentures.

Lock-up agreement

Polar Multi-Strategy Master Fund, Twin Lake Total Return Partners QP L.P., Twin Lake Total Return Partners L.P., Iron Road Multi Strategy Fund, L.P. and Iron Road Diversified Fund, L.P. have agreed, pursuant to lock-up agreements with the Company dated June 16, 2016, to tender an aggregate of approximately US$29,661,000 principal amount of Debentures held by them to the Offer. See Section 14 of the Circular “Interest of Directors and Officers and Transactions and Arrangements Concerning Debentures”.

Valuation

During the past six months, the closing prices of the Debentures on the TSX have ranged from a low of US$700 to a high of US$940 for the Debentures (price per US$1,000 principal amount of Debentures). See Section 10 of the Circular, “Price Range of Debentures”.

Alexander Capital Group Inc. (“Alexander Capital”), a corporation which is a Canadian investment dealer, was engaged by Atlantic Power as the independent valuator to prepare a formal valuation of the Debentures as prescribed under Multilateral Instrument 61-101 — Protection of Minority Security Holders in Special Transactions. A copy of Alexander Capital’s valuation is attached to this Offer and Circular at Schedule “A”. The valuation contains Alexander Capital’s opinion that, based on the scope of its review and subject to the assumptions, restrictions and limitations provided therein, as of June 15, 2016, the fair market value of the Debentures falls within the range of US$930 to US$970 per US$1,000 principal amount of Debentures.

See also Section 5 of the Circular, “Valuation of the Debentures” for further details.

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Further Information

For further information regarding the Offer, Debentureholders may contact the Information Agent or the Depositary, or consult their own brokers. The contact information for the Information Agent and the Depositary is set forth on the back cover of this Offer and Circular.

NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF ATLANTIC POWER AS TO WHETHER DEBENTUREHOLDERS SHOULD DEPOSIT OR REFRAIN FROM DEPOSITING DEBENTURES PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN AS SET FORTH IN THE OFFER TO PURCHASE, THE ACCOMPANYING CIRCULAR AND THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY ATLANTIC POWER OR ITS BOARD OF DIRECTORS.

NONE OF ATLANTIC POWER, ITS DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT, THE DEPOSITARY, OR ANY OF THEIR RESPECTIVE AFFILIATES, MAKES ANY RECOMMENDATION TO ANY DEBENTUREHOLDER AS TO WHETHER TO DEPOSIT OR REFRAIN FROM DEPOSITING ALL OR ANY PORTION OF THEIR DEBENTURES UNDER THE OFFER. DEBENTUREHOLDERS MUST MAKE THEIR OWN DECISIONS AS TO WHETHER TO DEPOSIT OR REFRAIN FROM DEPOSITING THEIR DEBENTURES, AND, IF DEPOSITED, THE AMOUNT OF THEIR DEBENTURES TO DEPOSIT. DEBENTUREHOLDERS ARE STRONGLY URGED TO REVIEW AND EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER AND CIRCULAR, TO CONSULT THEIR OWN FINANCIAL, TAX AND LEGAL ADVISORS, AND TO MAKE THEIR OWN DECISIONS AS TO WHETHER TO DEPOSIT DEBENTURES TO THE OFFER AND, IF SO, WHAT PRINCIPAL AMOUNT OF DEBENTURES TO DEPOSIT.

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OFFER TO PURCHASE

To the Debentureholders of Atlantic Power Corporation:

1.                                      The Offer

Atlantic Power Corporation (“Atlantic Power” or the “Company”) hereby offers (collectively, the “Offer”) to purchase from the holders (the “Debentureholders”) of 5.75% series C convertible unsecured subordinated debentures due June 2019 of the Company (the “Debentures”) issued under and pursuant to the provisions of the trust indenture dated December 17, 2009 between Atlantic Power and Computershare Trust Company of Canada (the “Debenture Trustee”), as supplemented by a second supplemental indenture dated July 5, 2012 between Atlantic Power and the Debenture Trustee and as further supplemented and amended by a sixth supplemental indenture dated March 22, 2013 between Atlantic Power and the Debenture Trustee (collectively, the “Trust Indenture”), up to US$65,000,000 aggregate principal amount (the “Maximum Purchase Amount”) of the issued and outstanding Debentures (or such larger principal amount as the Company, in its sole discretion, may determine it is willing to take-up and pay for, subject to applicable law) at the purchase price of US$965 in cash (subject to applicable withholding taxes, if any) per US$1,000 principal amount of Debentures (the “Purchase Price”).

In addition, Debentureholders who tender their Debentures to the Offer will receive a cash payment in respect of all accrued and unpaid interest outstanding on such Debentures up to, but excluding, the date they are taken up by the Company pursuant to the Offer.

The Purchase Price will be denominated in U.S. dollars and payments of amounts owing to holders of deposited Debentures will be made in U.S. dollars.

The Offer will commence on June 17, 2016 and expire at 5:00 p.m. (Toronto time) on July 22, 2016, unless extended, varied or withdrawn by the Company (the “Expiration Date”).

THE OFFER IS NOT CONDITIONAL UPON ANY MINIMUM NUMBER OF DEBENTURES BEING DEPOSITED UNDER THE OFFER. HOWEVER, THE OFFER IS SUBJECT TO CERTAIN CONDITIONS, AND ATLANTIC POWER EXPRESSLY RESERVES THE RIGHT TO WITHDRAW THE OFFER AND NOT TAKE UP AND PAY FOR ANY DEBENTURES DEPOSITED UNDER THE OFFER UNLESS THE CONDITIONS DESCRIBED IN SECTION 5 OF THIS OFFER TO PURCHASE, “CONDITIONS OF THE OFFER” ARE SATISFIED OR WAIVED. SEE SECTION 5 OF THIS OFFER TO PURCHASE.

2.                                      Manner and Time of Acceptance

Each Debentureholder who has properly deposited Debentures and who has not withdrawn such Debentures will receive the Purchase Price plus a cash payment in respect of all accrued and unpaid interest up to, but excluding, the date on which they are taken up by the Company, for all Debentures purchased, on the terms and subject to the conditions of the Offer, including the provisions relating to pro-ration described herein.

The board of directors of Atlantic Power (the “Board of Directors”), has authorized and approved the Offer. None of Atlantic Power, its directors, RBC Capital Markets, the dealer manager (the “Dealer Manager”) and the Company’s financial advisor in connection with the Offer, Kingsdale Shareholder Services, the information agent (the “Information Agent”) with respect to the Offer, or Computershare Trust Company of Canada (the “Depositary”), the depositary of the Offer, or any of their respective affiliates, makes any recommendation to any Debentureholder as to whether to deposit or refrain from depositing all or any portion of their Debentures under the Offer. Debentureholders must make their own decisions as to whether to deposit or refrain from depositing their Debentures, and, if deposited, the amount of their Debentures to deposit. Debentureholders are strongly urged to review and evaluate carefully all information in the Offer and Circular, to consult their own financial, tax and legal advisors, and to make their own decisions as to whether to deposit Debentures to the Offer and, if so, what principal amount of Debentures to deposit. Debentureholders should carefully consider the income tax consequences of accepting the Offer and depositing Debentures to the Offer. See Section 16 of the Circular, “Canadian Federal Income Tax Considerations” and Section 17 of the Circular, “United States Federal Income Tax Considerations”.

5

The accompanying Circular and related Letter of Transmittal contain important information and should be read carefully before making a decision with respect to the Offer.

If the principal amount of all Debentures properly deposited by the Expiration Date (and not withdrawn in accordance with Section 4 of this Offer to Purchase, “Withdrawal Rights”) exceeds in the aggregate US$65,000,000 (or such larger principal amount as the Company, in its sole discretion, may determine it is willing to take-up and pay for, subject to applicable law), then the Debentures to be purchased by Atlantic Power will be purchased on a pro rata basis according to the number of Debentures deposited (or deemed to be deposited) by the Debentureholders (with adjustments to maintain US$1,000 minimum denominations of the Debentures).

Promptly after the Expiration Date or termination of the Offer, Atlantic Power will return all Debentures not purchased under the Offer, including Debentures not purchased because of pro-ration.

3.                                      Procedure for Depositing Debentures

A Debentureholder who wishes to deposit Debentures under the Offer and who holds Debentures through an investment dealer, broker, bank, trust company or other nominee should immediately contact such nominee in order to take the necessary steps to be able to deposit such Debentures under the Offer. Participants of CDS Clearing and Depository Services Inc. (“CDS”) should contact CDS with respect to the deposit of Debentures under the terms of the Offer.

Book-Entry Transfer Procedures

Registration of interests in and transfers of Debentures may currently only be made through a book-entry-only system administered by CDS. Debentureholders may accept the Offer by following the procedures for a book-entry transfer established by CDS, provided that a book-entry confirmation through CDS’s book-based system for electronic deposits, known as CDSX, is received by the Depositary at its office in Toronto, Ontario set forth on the back cover page of the Offer and Circular prior to the Expiration Date. As such, in order to deposit their Debentures to the Offer, Debentureholders must complete the documentation and follow the instructions provided by their investment dealer, broker, bank, trust company or other nominee prior to the Expiration Date. Investment dealers, brokers, banks, trust companies and other nominees may set a deadline that is earlier than the Expiration Date, and as such Debentureholders should contact their investment dealer, broker, bank, trust company or other nominee for assistance.

The Depositary will establish an account with respect to the Debentures at CDS for purposes of the Offer. Any financial institution that is a participant in CDS may make book-entry delivery of the Debentures through CDSX by causing CDS to transfer such Debentures into the Depositary’s account in accordance with CDS procedures for such transfer. Delivery of Debentures to the Depositary by means of a book-entry transfer through CDSX will constitute a valid tender under the Offer.

A Debentureholder desiring to deposit only a portion of the aggregate principal amount of a Debenture to the Offer may do so, provided that the principal amount of Debentures which is deposited under the Offer is in a denomination of US$1,000 or an integral multiple thereof, by advising their investment dealer, broker, bank, trust company or other nominee prior to the Expiration Date of the portion of the principal amount thereof that the Debentureholder wishes to deposit under the Offer.

Given the settlement rules of the TSX, Debentureholders who purchase Debentures less than three trading days prior to the Expiration Date should contact their investment dealer, broker, bank, trust company or other nominee to confirm how to make an election to participate in the Offer.

Debentureholders, through their respective CDS participants, who utilize CDSX to accept the Offer through a book-entry transfer of their holdings into the Depositary’s account with CDS shall be deemed to have completed and submitted a Letter of Transmittal and to be bound by the terms thereof and, therefore, such instructions received by the Depositary are considered a valid tender in accordance with the terms of the Offer. Delivery of documents to CDS does not constitute delivery to the Depositary.

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In accordance with the Letter of Transmittal, each Debentureholder utilizing CDSX, through its CDS participant, to accept the Offer through a book-entry transfer of their Debentures into the Depositary’s account with CDS shall have or be deemed to have:

(a)                                 made the representations and warranties that: (i) its CDS participant has full power and authority to deposit, sell, assign and transfer such Debentures under the Offer on its behalf, (ii) it owns such Debentures free and clear of any hypothecs, mortgages, liens, charges, restrictions, security interests, claims, pledges, equitable interests and encumbrances of any nature or kind whatsoever and has not sold, assigned or transferred, or agreed to sell, assign or transfer, any of such Debentures to any other person, (iii) the deposit of such Debentures complies with applicable securities laws, and (iv) if and when such Debentures are taken up by the Company, the Company will acquire good title thereto, free and clear of hypothecs, mortgages, liens, charges, restrictions, security interests, claims, pledges, equitable interests and encumbrances of any nature or kind whatsoever;

(b)                                 irrevocably constituted and appointed the Company, and any other persons designated by the Company in writing, as the true and lawful agents, attorneys and attorneys-in-fact of CDS, on behalf of such Debentureholder with respect to such Debentures, effective from and after the Expiration Time, with full power of substitution, in the name of and on behalf of CDS and such beneficial Debentureholder (such power of attorney being deemed to be an irrevocable power coupled with an interest):

(i)                                     to register or record the transfer and/or cancellation of such Debentures on the appropriate registers (as applicable);

(ii)                                  to exercise any and all rights in respect of such Debentures, including, without limitation, to vote any or all such Debentures, to execute and deliver any and all instruments of proxy, authorizations or consents in a form and on terms satisfactory to the Company in respect of any or all such Debentures, to revoke any such instrument, authorization or consent given prior to or after the Expiration Time, to designate in such instrument, authorization or consent and/or designate in any such instruments of proxy any person or persons as the proxy of CDS, on behalf of the beneficial owners of such Debentures, in respect of such Debentures, for all purposes including, without limitation, in connection with any meeting or meetings (whether annual, special or otherwise, or any adjournment thereof) or resolutions of Debentureholders; and

(iii)                               to exercise any other rights of a Debentureholder.

A Debentureholder who has deposited Debentures under the Offer also agrees, pursuant to the terms of the Letter of Transmittal, to execute, upon request, any additional documents, transfers and other assurances as may be necessary or desirable in connection with the foregoing or the Offer in order to complete the sale, assignment and transfer of the Debentures deposited under the Offer.

The Company reserves the right to permit the Offer to be accepted in a manner other than that set forth above.

Determination of Validity, Rejection and Notice of Defect

All questions as to the number of Debentures to be taken up, the price to be paid therefor, the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any deposit of Debentures will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties. Atlantic Power reserves the absolute right to reject any deposits of Debentures determined by it in its sole discretion not to be in proper form nor completed in accordance with the instructions herein and in the Letter of Transmittal or the acceptance for payment of, or payment for, which may, in the opinion of the Company’s counsel, be unlawful. Atlantic Power also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any deposit of Debentures and Atlantic Power’s interpretation of the terms of the Offer (including these instructions and the related Letter of Transmittal) will be final and binding on all parties. No individual deposit of Debentures will be deemed to be properly made until all defects and irregularities have been cured or waived.

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Unless waived, any defects or irregularities in connection with deposits must be cured within such time as Atlantic Power shall determine. None of Atlantic Power, the Depositary or any other person is or will be obligated to give notice of defects or irregularities in deposits, nor shall any of them incur any liability for failure to give any such notice. The Company’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal) will be final and binding.

Compliance with “Short Tendering” Rule

It is a violation of Rule 14e-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for a person, directly or indirectly, to deposit securities in a partial tender offer for his, her or its own account unless the person so depositing such securities (a) has a net long position equal to or greater than the aggregate principal amount of the securities being deposited and (b) will cause such securities to be delivered in accordance with the terms of the tender offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of Debentures to the Offer under any of the procedures described above will constitute a binding agreement between the depositing Debentureholder and the Company with respect to the Offer upon the terms and subject to the conditions of the Offer, including the depositing Debentureholder’s acceptance of the terms and conditions of the Offer, as well as the depositing Debentureholder’s representation and warranty that (a) such Debentureholder has a net long position in the Debentures being tendered pursuant to the Offer within the meaning of Rule 14e-4 under the Exchange Act and (b) the deposit of such Debentures complies with Rule 14e-4.

Formation of Agreement

The proper deposit of Debentures pursuant to any one of the procedures described above will constitute a binding agreement between the depositing Debentureholder and the Company, effective as of the Expiration Date, upon the terms and subject to the conditions of the Offer.

4.                                      Withdrawal Rights

Except as otherwise provided in this Section 4 or otherwise required or permitted by applicable laws, all deposits of Debentures pursuant to the Offer will be irrevocable. Debentures deposited pursuant to the Offer may be withdrawn by or on behalf of the depositing Debentureholder at any time (i) prior to the Expiration Date, (ii) if the Debentures have not been taken up by the Company before actual receipt by the Depositary of a notice of withdrawal in respect of such Debentures, (iii) if the Debentures have been taken up but not paid for by the Company within three business days of being taken up, (iv) before the expiration of 10 days from the date that a notice of change or notice of variation (other than a variation that (A) consists solely of an increase in the consideration offered for the Debentures under the Offer where the time for deposit is not extended for greater than 10 days, or (B) consists solely of the waiver of a condition of the Offer) has been given in accordance with the Offer to Purchase, or (v) if not yet accepted for payment after the expiration of 40 business days from the commencement of the Offer.

Withdrawals of Debentures pursuant to the Offer must be effected via CDS and through a Debentureholder’s investment dealer, broker, bank, trust company or other nominee. A notice of withdrawal of Debentures must actually be received by the Depositary in a manner such that the Depositary has a written or printed copy of such notice of withdrawal. A withdrawal of Debentures deposited pursuant to the Offer may only be accomplished in accordance with the foregoing procedure. The withdrawal shall take effect only upon actual receipt by the Depositary of a written or printed copy of a properly completed and executed notice of withdrawal.

A Debentureholder who wishes to withdraw Debentures under the Offer and who holds Debentures through an investment dealer, broker, bank, trust company or other nominee should immediately contact such nominee in order to take the necessary steps to be able to withdraw such Debentures under the Offer. Participants of CDS should contact CDS with respect to the withdrawal of Debentures under the Offer. A Debentureholder’s investment dealer, broker, bank, trust company or other nominee may set deadlines for the withdrawal of Debentures deposited under the Offer that are earlier than those specified herein.

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding. None of the Company, the Depositary or any other person shall be obligated to give any notice of any defects or

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irregularities in any notice of withdrawal and none of them shall incur any liability for failure to give any such notice.

Any Debentures properly withdrawn will thereafter be deemed not deposited for purposes of the Offer. However, withdrawn Debentures may be redeposited prior to the Expiration Date by again following the procedures described in Section 3 of this Offer to Purchase, “Procedure for Depositing Debentures”.

If the Company extends the period of time during which the Offer is open, is delayed in its purchase of Debentures or is unable to purchase Debentures pursuant to the Offer for any reason, then, without prejudice to the Company’s rights under the Offer, the Depositary may, subject to applicable law, retain on behalf of the Company all deposited Debentures, and such Debentures may not be withdrawn except to the extent that depositing Debentureholders are entitled to withdrawal rights as described in this Section 4.

5.                                      Conditions of the Offer

Notwithstanding any other provision of the Offer, the Company shall not be required to accept for purchase, to purchase or to pay for any Debentures deposited, and may withdraw, terminate, cancel or amend the Offer, or may postpone the take up and payment for Debentures deposited, if, at any time before the payment for any such Debentures, any of the following events shall have occurred (or shall have been determined by the Company, in its sole judgement, to have occurred) which, in the Company’s sole judgment, in any such case and regardless of the circumstances, makes it inadvisable to proceed with the Offer or with such acceptance for purchase or payment:

(a)                                 there shall have been threatened, taken or pending any action or proceeding by any government or governmental authority or regulatory or administrative agency in any jurisdiction, or by any other person in any jurisdiction, before any court or governmental authority or regulatory or administrative agency in any jurisdiction:

(i)                                     challenging or seeking to cease trade, make illegal, delay or otherwise directly or indirectly restrain or prohibit the making of the Offer, the acceptance for payment of some or all of the Debentures by the Company or otherwise directly or indirectly relating in any manner to or affecting the Offer; or

(ii)                                  that otherwise, in the sole judgment of the Company, has or may have a material adverse effect on the Debentures or the business, income, condition (financial or otherwise), properties, operations, results of operations or prospects of the Company and its subsidiaries taken as a whole or has impaired or may materially impair the contemplated benefits of the Offer to the Company;

(b)                                 there shall have been any action or proceeding threatened, pending or taken or approval withheld or any statute, rule, regulation, stay, decree, judgment or order or injunction proposed, sought, enacted, enforced, promulgated, amended, issued or deemed applicable to the Offer or the Company or any of its subsidiaries by any court, government or governmental authority or regulatory or administrative agency or any statute, rule or regulation shall become operative or applicable in any jurisdiction that might directly or indirectly result in any of the consequences referred to in clauses (i) or (ii) of paragraph (a) above or would or might prohibit, prevent, restrict or delay consummation of the Offer or would or might materially impair the contemplated benefits of the Offer to the Company or otherwise make it inadvisable to proceed with the Offer;

(c)                                  there shall have occurred:

(i)                                     any general suspension of trading in, or limitation on prices for, securities on any securities exchange or in the over-the-counter market in Canada or the United States,

(ii)                                  the declaration of a banking moratorium or any suspension of payments in respect of banks in Canada or the United States (whether or not mandatory);

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(iii)                               a natural disaster or the commencement or material worsening of a war, armed hostilities, act of terrorism or other international or national calamity directly or indirectly involving Canada, the United States or any other country or region in which the Company or its subsidiaries maintain significant business activities;

(iv)                              any limitation by any government or governmental authority or regulatory or administrative authority or agency or any other event that might affect the extension of credit by banks or other lending institutions;

(v)                                 any change in the general political, market, economic or financial conditions that has or may have a material adverse effect on the Company’s business, operations or prospects or the trading in, or value of, the Debentures;

(vi)                              any material decline in any of the S&P/TSX Composite Index, the Dow Jones Industrial Average or the Standard and Poor’s Index of 500 Industrial Companies (including, without limitation, an amount greater than 10%) since the close of business on June 15, 2016;

(vii)                           any increase or decrease in the market price of the Debentures by a significant amount (including, without limitation, an amount greater than 10%) since the close of business on June 15, 2016; or

(viii)                        in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

(d)                                 there shall have occurred any change or changes (or any development involving any prospective change or changes) in the business, assets, liabilities, properties, condition (financial or otherwise), operations, results of operations or prospects of the Company or its subsidiaries that, individually or in the aggregate, has, have or may have material adverse significance with respect to the Company and its subsidiaries taken as a whole;

(e)                                  any take-over bid or tender or exchange offer with respect to some or all of the securities of Atlantic Power, or any amalgamation, arrangement, merger, business combination or acquisition proposal, disposition of assets, or other similar transaction with or involving Atlantic Power or any of its affiliates, other than the Offer, or any solicitation of proxies, other than by management, to seek to control or influence the Board of Directors, shall have been proposed, announced or made by any individual or entity;

(f)                                   Alexander Capital shall have withdrawn or amended its Valuations (as defined in the Circular);

(g)                                  the Company shall have concluded, in its sole discretion, that the Offer or the take-up and payment for any or all of the Debentures by the Company is illegal or not in compliance with applicable law, or that necessary exemptions or approvals under applicable securities legislation, including the exemption from the obligation to take-up and Debentures in the event the Offer is extended in certain circumstances, are not available or not available on acceptable terms to the Company in respect of the Offer and, if required under any such legislation, the Company shall not have received the necessary exemptions from, or waivers, of the appropriate courts or securities regulatory authorities in respect of the Offer; or

(h)                                 any change shall have occurred or been proposed to the Income Tax Act (Canada) (including the regulations thereto), the application thereof pursuant to any judicial decision or to the publicly available administrative policies or assessing practices of the Canada Revenue Agency that, in the sole judgement of the Company, is detrimental to Atlantic Power its subsidiaries or affiliates or a Debentureholder, or with respect to making the Offer or taking up and paying for the Debentures pursuant to the Offer.

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Any waiver of a condition, or the withdrawal of the Offer by the Company, shall be deemed to be effective on the date on which notice of such waiver or withdrawal by the Company is delivered or otherwise communicated to the Depositary. Atlantic Power, after giving notice to the Depositary of any waiver of a condition or the withdrawal of the Offer, shall forthwith thereafter make a public announcement of such waiver or withdrawal and provide or cause to be provided notice of such waiver or withdrawal to the TSX and the applicable Canadian securities regulatory authorities and will also file such notice as an amendment to its Tender Offer Statement on Schedule TO filed with the SEC with respect to the Offer. If the Offer is withdrawn, the Company shall not be obligated to take up, accept for purchase or pay for any Debentures deposited under the Offer and the Depositary will, promptly, return all certificates for deposited Debentures and any related documents to the parties by whom they were deposited.

The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company in its sole discretion regardless of the circumstances (including any action or inaction by the Company) giving rise to any such conditions, or may be waived by the Company, in its sole discretion, in whole or in part at any time, without prejudice to any other rights which the Company may have. The failure by the Company at any time to exercise its rights under any of the foregoing conditions shall not be deemed a waiver of any such right, and the waiver of any such right with respect to particular facts and other circumstances shall not constitute a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right which may be asserted at any time or from time to time. Any determination by the Company concerning the events described in this Section 5 shall be final and binding on all parties.

6.                                      Extension and Variation of the Offer

Subject to applicable law, the Company expressly reserves the right, in its sole discretion, and regardless of whether or not any of the conditions specified in Section 5 of this Offer to Purchase shall have occurred, at any time or from time to time, to extend the period of time during which the Offer is open or to vary the terms and conditions of the Offer by giving written notice, or oral notice to be confirmed in writing, of extension or variation to the Depositary and by causing the Depositary to provide to all Debentureholders, where required by law, as soon as practicable thereafter, a copy of the notice in the manner set forth in Section 9 of this Offer to Purchase, “Notice”. Promptly after giving notice of an extension or variation to the Depositary, the Company will make a public announcement of the extension or variation and provide or cause to be provided notice of such extension or variation to the TSX and the applicable Canadian securities regulatory authorities and will also file such notice as an amendment to its Tender Offer Statement on Schedule TO with the SEC. Any notice of extension or variation will be deemed to have been given and be effective on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in Toronto, Ontario. If the Company makes a material change in the terms of the Offer or the information concerning the Offer, or waives a condition of the Offer that results in a material change to the circumstances of the Offer, the Company will disseminate additional offer materials (including tender offer materials) and extend the Offer (including the time within which to withdraw deposits) to the extent required by applicable law.

Atlantic Power has filed an exemptive relief application with securities regulatory authorities in Canada to permit the Company to extend the Offer, in circumstances in which all of the terms and conditions of the Offer have either been satisfied or waived by the Company, without first taking-up Debentures which have been properly deposited under the Offer and not withdrawn before the original Expiration Date. If such regulatory relief is not obtained, the Company will not be permitted, in circumstances in which all of the terms and conditions of the Offer have either been satisfied or waived by the Company, to extend the Offer in the event the Offer is undersubscribed on the original Expiration Date.

Where the terms of the Offer are varied (other than a variation consisting solely of the waiver of a condition of the Offer), the period during which Debentures may be deposited pursuant to the Offer shall not expire before 10 days after the notice of variation has been given to Debentureholders unless otherwise permitted by applicable law and subject to abridgment or elimination of that period pursuant to such orders as may be granted by applicable securities regulatory authorities. Where the terms of the Offer are varied for the sole purpose of waiving a condition of the Offer, the period during which Debentures may be deposited pursuant to the Offer shall not expire before five business days after the notice of variation has been given to Debentureholders unless otherwise permitted by applicable law and subject to abridgment or elimination of that period pursuant to such orders as may be granted by applicable securities regulatory authorities. Notwithstanding the foregoing, in the event that the Company either (a) reduces or increases the principal amount of Debentures subject to the Offer or (b) reduces or increases the Purchase

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Price for the Debentures, the Company will extend the Offer as required by Rule 14e-1 under the Exchange Act. During any such extension or in the event of any variation, all Debentures previously deposited and not taken up or withdrawn will remain subject to the Offer and may be accepted for purchase by the Company in accordance with the terms of the Offer, subject to Section 4 of this Offer to Purchase, “Withdrawal Rights”. An extension of the Expiration Date or a variation of the Offer does not constitute a waiver by the Company of its rights in Section 5 of this Offer to Purchase, “Conditions of the Offer”.

There can be no assurance that the Company will exercise its right to extend the Expiration Date for the Offer. Any such extension, delay, termination or amendment will be followed promptly by public announcement thereof, with the announcement in the case of an extension to be issued no later than 9:00 a.m. (Toronto time) on the first business day after the previously scheduled Expiration Time. Without limiting the manner in which the Company may choose to make any public announcement, except as provided by applicable law, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through its usual news wire service, PRNewswire, or as otherwise required by law.

The Company also expressly reserves the right, in its sole discretion (i) to terminate the Offer and not take up and pay for any Debentures not theretofore taken up and paid for upon the occurrence of any of the conditions specified in Section 5 of this Offer to Purchase, “Conditions of the Offer”, and/or (ii) at any time or from time to time to amend the Offer in any respect, including, subject to applicable law, increasing or waiving the Maximum Purchase Amount.

If the Company terminates the Offer without purchasing any Debenture deposited pursuant to the Offer, it will promptly return the Debentures deposited pursuant to the Offer to the depositing Debentureholders or the designees they properly specify in their Letters of Transmittal.

7.                                      Taking Up and Payment for Deposited Debentures

Upon the terms and provisions of the Offer (including pro-ration and the ability of the Company to take-up such larger principal amount as the Company, in its sole discretion, may determine it is willing to take-up and pay for) and subject to and in accordance with applicable securities laws, the Company will take up and pay for Debentures properly deposited under the Offer in accordance with the terms thereof as soon as practicable after the Expiration Date, but in any event within three business days after the Expiration Date, provided that the conditions of the Offer (as the same may be amended) have been satisfied or waived.

The Company reserves the right, in its sole discretion and subject to Rule 14e-l(c) and Rule 13e-4(f) under the Exchange Act (which requires that an offeror pay the consideration offered or return securities deposited by or on behalf of Debentureholders thereof promptly after the termination or withdrawal of a tender offer), to delay taking up or paying for any Debentures or to terminate the Offer and not take up or pay for any Debentures if any condition specified in Section 5 of this Offer to Purchase is not satisfied or waived, by giving written notice thereof or other communication confirmed in writing to the Depositary. The Company also reserves the right, in its sole discretion and notwithstanding any other condition of the Offer, to delay taking up and paying for Debentures in order to comply, in whole or in part, with any applicable law. The Company also expressly reserves the right, subject to applicable law, to terminate the Offer at any time.

In the event of pro-ration of Debentures deposited pursuant to the Offer, the Company will determine the pro-ration factor and pay for those deposited Debentures accepted for payment as soon as practicable after the Expiration Date and will announce the final results of any such pro-ration.

The Purchase Price will be denominated in U.S. dollars and payments of amounts owing to holders of deposited Debentures will be made in U.S. dollars.

Payment for Debentures accepted for purchase pursuant to the Offer will be made by depositing in cash the aggregate Purchase Price and the amount of all accrued and unpaid interest on such Debentures up to, but excluding, the Expiration Date with the Depositary (by bank transfer or other means satisfactory to the Depositary), which will act as agent for the depositing Debentureholders for the purpose of receiving payment from the Company, and transmitting such payment to CDS on behalf of the depositing Debentureholders. Under no circumstances will

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interest accrue or be paid by the Company or the Depositary to persons depositing Debentures by reason of any delay in paying for any Debentures or otherwise.

Depositing Debentureholders will not be obligated to pay brokerage fees or commissions to the Company or the Depositary. However, Debentureholders are cautioned to consult with their own investment dealers, brokers, bank, trust companies or other intermediaries to determine whether any fees or commissions are payable to such persons in connection with a deposit of Debentures pursuant to the Offer. Atlantic Power will pay all fees and expenses of the Depositary in connection with the Offer.

The Depositary will act as agent of persons who have properly deposited Debentures in acceptance of the Offer and have not withdrawn them, for the purposes of receiving payment from the Company and transmitting payment to such persons. Receipt by the Depositary from Atlantic Power of payment for such Debentures will be deemed to constitute receipt of payment by persons depositing Debentures.

8.                                      Liens and Distributions

Debentures acquired pursuant to the Offer shall be acquired by the Company free and clear of all liens, charges, encumbrances, security interests, claims, restrictions and equities whatsoever, together with all rights and benefits arising therefrom.

The Debentures bear interest at an annual rate of 5.75% payable semi-annually in arrears on the last day of June and December in each year. Debentureholders accepting the Offer will receive a cash payment in respect of all accrued and unpaid interest on the Debentures up to, but excluding, the date they are taken up by the Company pursuant to the Offer.

9.                                      Notice

Without limiting any other lawful means of giving notice, any notice to be given by the Company or the Depositary under the Offer will be deemed to have been properly given if it is mailed by first-class mail, postage prepaid, to the registered holders of Debentures at their respective addresses as shown on the subject Debenture registers maintained in respect of the Debentures and will be deemed to have been received on the first business day following the date of mailing. These provisions apply despite (i) any accidental omission to give notice to any one or more Debentureholders, and (ii) an interruption of mail service following mailing. In the event of an interruption of mail service following mailing, the Company will use reasonable efforts to disseminate the notice by other means, such as publication. If post offices are not open for deposit of mail, or there is reason to believe there is or could be a disruption in all or any part of the postal service, any notice which the Company or the Depositary may give or cause to be given under the Offer will be deemed to have been properly given and to have been received by Debentureholders if it is issued by way of a news release and if it is published once in the National Post or The Globe and Mail and in a French language daily newspaper of general circulation in Quebec.

10.                               Treatment of Debentures Not Deposited Under the Offer

Debentures not deposited and purchased pursuant to the Offer will remain outstanding. The terms and conditions governing the Debentures, including the covenants and other protective provisions contained in the Trust Indenture governing the Debentures, will remain unchanged. No amendments to the Trust Indenture are being sought.

From time to time following the Expiration Date or other date of termination of the Offer, subject to applicable law and the rules of the TSX, including the limitation described below, the Company or its affiliates may acquire any Debentures that are not deposited pursuant to the Offer through open market purchases, privately negotiated transactions, issuer bids, tender offers, exchange offers, redemptions or otherwise, upon such terms and at such prices as it may determine, which may be more or less than the price to be paid pursuant to the Offer and could be for cash or other consideration. There can be no assurance as to which, if any, of these alternatives or combinations thereof the Company or its affiliates will choose to pursue in the future.

Pursuant to Rule 13e-4(f)(6) under the Exchange Act, neither the Company nor its affiliates may purchase any Debentures other than pursuant to the Offer until the expiration of 10 business days after the applicable Expiration

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Date or other date of termination of the Offer. Subject to certain exceptions, Canadian provincial securities legislation prohibits the Company and its affiliates from acquiring any Debentures, other than pursuant to the Offer, until at least 20 business days after the Expiration Date or date of termination of the Offer. Subject to applicable law, Atlantic Power may in the future purchase additional Debentures on the open market, in private transactions, through issuer bids or otherwise.

11.                               Other Terms

None of Atlantic Power, its directors, the Dealer Manager, the Information Agent, the Depositary, or any of their respective affiliates, makes any recommendation to any Debentureholder as to whether to deposit or refrain from depositing all or any portion of their Debentures under the Offer. Debentureholders must make their own decisions as to whether to deposit or refrain from depositing their Debentures, and, if deposited, the amount of their Debentures to deposit. Debentureholders are strongly urged to review and evaluate carefully all information in the Offer and Circular, to consult their own financial, tax and legal advisors, and to make their own decisions as to whether to deposit Debentures to the Offer and, if so, what principal amount of Debentures to deposit. Debentureholders should carefully consider the income tax consequences of accepting the Offer and depositing Debentures to the Offer. See Section 16 of the Circular, “Canadian Federal Income Tax Considerations” and Section 17 of the Circular, “United States Federal Income Tax Considerations”.

No person has been authorized to make any recommendation on behalf of Atlantic Power as to whether Debentureholders should deposit or refrain from depositing Debentures pursuant to the Offer. No person has been authorized to give any information or to make any representations in connection with the Offer other than as set forth in the Offer to Purchase, the Circular and the related Letter of Transmittal. If given or made, any such recommendation or any such information or representation must not be relied upon as having been authorized by Atlantic Power or its Board of Directors.

The provisions of the accompanying Circular and related Letter of Transmittal to this Offer to Purchase, including the instructions contained therein, as applicable, form part of the terms and conditions of the Offer.

The Offer and all contracts resulting from the acceptance thereof shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. Each party to any agreement resulting from the acceptance of the Offer unconditionally and irrevocably attorns to the exclusive jurisdiction of the courts of the Province of Ontario and all courts competent to hear appeals therefrom.

Atlantic Power, in its sole discretion, shall be entitled to make a final and binding determination of all questions relating to the interpretation of the Offer, the validity of any acceptance of the Offer, the pro rata entitlement of each depositing Debentureholder, if applicable, and the validity of any withdrawals of Debentures. The Offer is not being made to, and deposits of Debentures will not be accepted from or on behalf of, Debentureholders residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. Atlantic Power may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to Debentureholders in any such jurisdiction.

The Company reserves the right to transfer to one or more persons affiliated or associated with it the right to purchase all or any portion of the Debentures deposited pursuant to the Offer but any such transfer will not relieve the Company of its obligations under the Offer and in no way will prejudice the rights of CDS or the depositing Debentureholders to receive payment for Debentures validly deposited and accepted for payment pursuant to the Offer.

The accompanying Circular, together with this Offer to Purchase, constitutes the issuer bid circular required under Canadian provincial securities legislation applicable to Atlantic Power with respect to the Offer.

The accompanying Circular contains additional information relating to the Offer.

14

DATED this 16th day of June, 2016.

ATLANTIC POWER CORPORATION

By:	“James J. Moore, Jr.”
(Signed) James J. Moore, Jr.
President and Chief Executive Officer

15

ISSUER BID CIRCULAR

This Circular is being furnished in connection with the offer by Atlantic Power to purchase for cash up to US$65,000,000 aggregate principal amount of the issued and outstanding Debentures (or such larger principal amount as the Company, in its sole discretion, may determine it is willing to take-up and pay for, subject to applicable law) at a purchase price of US$965 in cash (subject to applicable withholding taxes, if any) per US$1,000 principal amount of Debentures, plus a cash payment in respect of all accrued and unpaid interest up to, but excluding, the date they are taken up by the Company pursuant to the Offer.

Terms defined in the Offer to Purchase and not otherwise defined herein have the same meaning in this Circular. The terms and conditions of the accompanying Offer to Purchase and the related Letter of Transmittal are incorporated into and form part of this Circular. Reference is made to the Offer to Purchase for details of its terms and conditions.

1.                                      Atlantic Power Corporation

Atlantic Power is a corporation established under the laws of the Province of Ontario, Canada on June 18, 2004 and continued to the Province of British Columbia on July 8, 2005. The Company’s registered office is located at 355 Burrard Street, Suite 1900, Vancouver, British Columbia V6C 2G8 Canada. Its principal executive offices are located at 3 Allied Drive, Suite 220, Dedham, Massachusetts 02026, United States. Its telephone number is (617) 977-2400.

Atlantic Power owns and operates a diverse fleet of power generation assets in the United States and Canada. The Company’s power generation projects sell electricity to utilities and other large commercial customers largely under long-term power purchase agreements (“PPAs”), which seek to minimize exposure to changes in commodity prices. As of June 10, 2016, Atlantic Power’s power generation projects in operation had an aggregate gross electric generation capacity of approximately 2,138 megawatts (“MW”) in which its aggregate ownership interest is approximately 1,500 MW. The Company’s current portfolio consists of interests in twenty-three operational power generation projects across nine states in the United States and two provinces in Canada.

The following charts show the diversification of Atlantic Power’s portfolio by region and fuel type:

Atlantic Power sells the majority of the capacity and energy from its power generation projects under PPAs to a variety of utilities and other parties. Under the PPAs, which have expiration dates ranging from December 31, 2017 to December 31, 2037, Atlantic Power receives payments for electric energy sold to its customers (known as energy payments), in addition to payments for electric generation capacity (known as capacity payments). The Company also sells steam from a number of its projects to industrial purchasers under steam sales agreements. Sales of electricity are generally higher during the summer and winter months, when temperature extremes create demand for either summer cooling or winter heating.

The majority of Atlantic Power’s natural gas, coal and biomass power generation projects have long-term fuel supply agreements, typically accompanied by fuel transportation arrangements. In most cases, the term of the fuel supply and transportation arrangements correspond to the term of the relevant PPAs and many of the PPAs and steam sales agreements provide for the indexing or pass-through of fuel costs to the Company’s customers. In cases where there is no pass-through of fuel costs, Atlantic Power often attempts to mitigate the market price risk of changing commodity costs through the use of hedging strategies.

Atlantic Power directly operates and maintains the majority of its power generation projects. The Company also partners with recognized leaders in the independent power industry to operate and maintain its other projects, including Colorado Energy Management and Power Plant Management Services. Under these operation, maintenance and management agreements, the operator is typically responsible for operations, maintenance and repair services.

2.                                      Authorized Capital

The Company’s authorized share capital consists of an unlimited number of Shares, of which 121,275,377 were issued and outstanding as of June 15, 2016.

The Shares trade on the TSX under the symbol “ATP” and on the New York Stock Exchange (the “NYSE”) under the symbol “AT”. The Company’s Debentures and 6.00% series D extendible convertible unsecured subordinated debentures are traded on the TSX under the trading symbols “ATP.DB.U” and “ATP.DB.D”, respectively. The cumulative redeemable preferred shares series 1, cumulative rate reset preferred shares series 2 and cumulative floating rate preferred shares series 3 of Atlantic Power Preferred Equity Ltd. (“APPEL”), the Company’s wholly-owned subsidiary, are traded on the TSX under the trading symbols “AZP.PR.A”, AZP.PR.B” and “AZP.PR.C”, respectively.

Shares

Holders of Shares are entitled to receive dividends as and when declared by the Board of Directors and are entitled to one vote per Share on a vote by poll, or one vote per person present who is a shareholder or a proxy holder for a vote by show of hands, in each case with respect to all matters to be voted on at meetings of shareholders. Holders of Shares have no pre-emptive, conversion or redemption rights and are not subject to further assessment by the Company. Upon Atlantic Power’s voluntary or involuntary liquidation, dissolution or winding up, the holders of Shares are entitled to share ratably in the remaining assets available for distribution, after payment of liabilities.

Debentures

The Debentures are convertible at the option of the Debentureholder into Shares at any time prior to the close of business on the earlier of June 30, 2019 and the business day immediately preceding the date specified by the Company for redemption of the Debentures at a conversion price of US$17.25 per Share, being a conversion rate of approximately 57.9710 Shares per US$1,000 principal amount of Debentures. The Debentures were issued on July 5, 2012 for US$130,000,000. The principal amount of Debentures outstanding as at June 15, 2016, was US$105,300,000.

Terms of the Debentures

The Debentures are direct obligations of the Company and are not secured by any mortgage, pledge, hypothec or other charge. They are subordinated to other liabilities of the Company. The Debentures are not guaranteed by any other party, including any subsidiary of the Company.

The Debentures bear interest at an annual rate of 5.75% payable semi-annually in arrears on the last day of June and December in each year. Each Debenture is convertible into Shares at the option of the Debentureholder at any time prior to the close of business on the earlier of June 30, 2019 and the business day immediately preceding the date specified by the Company for redemption of the Debentures. As noted above, the conversion price of the Debentures is US$17.25 per Share, subject to adjustment in accordance with the terms of the Trust Indenture, as amended and supplemented.

As of June 30, 2015 and prior to June 30, 2017, the Debentures are redeemable by the Company, in whole or in part from time to time, on not more than 60 days and not less than 30 days prior notice, at a redemption price equal to the principal amount thereof plus accrued and unpaid interest, provided that the VWAP of the Shares on the NYSE for the 20 consecutive trading days ending five trading days preceding the date on which notice of redemption is given is not less than 125% of the conversion price. On or after June 30, 2017 and prior to June 30, 2019, the Debentures may be redeemed in whole or in part from time to time at the option of the Company on not more than 60 days and not less than 30 days prior notice at a price equal to their principal amount plus accrued and unpaid interest.

3.                                      Background to the Offer

On February 9, 2016, Atlantic Power announced changes to its capital allocation strategy designed to create value for shareholders in a tax-efficient manner, while also improving the Company’s financial flexibility and strengthening its balance sheet. As part of this strategy, the Company is prioritizing the allocation of its discretionary capital (after mandatory debt repayment) to purchases of its equity and debt.

On April 13, 2016, the Company announced that APLP Holdings Limited Partnership (“APLP Holdings”), a wholly-owned subsidiary of the Company, entered into new senior secured credit facilities, comprising US$700 million in aggregate principal amount of senior secured term loan facilities and US$200 million in aggregate principal amount of senior secured revolving credit facilities.

On May 27, 2016, RBC Dominion Securities, Inc., a member company of RBC Capital Markets, was retained by the Company to act as Dealer Manager and as the Company’s financial advisor in connection with the Offer.

Management of the Company believes that purchases of the Debentures will create value for the Company’s shareholders by reducing the Company’s cash interest payments, de-levering its balance sheet and improving its debt maturity profile.

On June 15, 2016, the Board of Directors met, and after discussion and consideration of the factors set forth below in Section 4 of this Circular, “Purpose and Effect of the Offer”, among other factors, the Board of Directors determined to proceed with the Offer. On June 16, 2016, the Company announced its intention to make the Offer.

The Board of Directors has reviewed the Offer and Circular and, based on that review, approved the contents and mailing of the Offer to Purchase, Circular and the related Letter of Transmittal.

4.                                      Purpose and Effect of the Offer

Atlantic Power is making the Offer because the Board of Directors believes that the purchase of Debentures represents an efficient use of Atlantic Power’s financial resources and is in the best interests of the Company. Debentures taken up and paid for by the Company will be cancelled.

In considering whether the Offer would be in the best interests of the Company, the directors gave careful consideration to a number of factors, including the following:

(a)                                 that the purchase of Debentures is an attractive investment and an appropriate and desirable use of the Company’s available funds;

(b)                                 after giving effect to the Offer, the Company will continue to have sufficient financial resources and working capital to conduct its ongoing business and operations and for other general corporate purposes of the Company;

(c)                                  the Company’s interest expense associated with purchased Debentures will be eliminated for the period following purchase;

(d)                                 the purchase of Debentures de-levers the Company’s balance sheet;

(e)                                  the purchase of Debentures improves the Company’s debt maturity profile;

(f)                                   the deposit of Debentures under the Offer is optional, the option is available to all Debentureholders and all Debentureholders are free to accept or reject the Offer, and, if accepted, to determine what principal amount of Debentures to deposit under the Offer, subject to applicable legal constraints;

(g)                                  the Offer provides Debentureholders with an opportunity to realize on all or a portion of their investment in the Debentures, should they desire liquidity in the short term, in quantities which might not otherwise be available in the market and without incurring brokerage commissions or other transactions costs which might otherwise be payable on a sale of their Debentures; and

(h)                                 the Offer is not conditional on any minimum number of Debentures being deposited.

The foregoing summary of information and factors is not intended to be exhaustive of the information and factors considered by the Board of Directors in determining to authorize and approve the Offer, but includes the material factors considered by the Board of Directors in reaching its decision. The members of the Board of Directors evaluated various factors, including those summarized above, in light of their own knowledge of the business, assets, financial condition, operations and prospects of Atlantic Power and based upon the advice of the Company’s advisors. In view of the numerous factors considered, the Board of Directors did not find it practicable to, and did not quantify or otherwise attempt to assign relative weight to specific factors in reaching its decision. In addition, individual directors may have given different weight to different factors. The determination of the Board of Directors to make the Offer was made after careful consideration, evaluation and deliberation of all of the factors involved and various other information.

Subject to certain exceptions, Canadian provincial securities legislation prohibits the Company and its affiliates from acquiring any Debentures, other than pursuant to the Offer, until at least 20 business days after the Expiration Date or date of termination of the Offer. Subject to applicable law, Atlantic Power may in the future purchase additional Debentures in the future on the open market, in private transactions, through issuer bids or otherwise. Any such purchases may be on the same terms or on terms that are more or less favourable to Debentureholders than the terms of the Offer. Any possible future purchases by the Company will depend on many factors, including the market price of the Debentures, the Company’s business and financial position, the results of the Offer and general economic and market conditions.

None of Atlantic Power, its directors, the Dealer Manager, the Information Agent, the Depositary, or any of their respective affiliates, makes any recommendation to any Debentureholder as to whether to deposit or refrain from depositing all or any portion of their Debentures under the Offer. Debentureholders must make their own decisions as to whether to deposit or refrain from depositing their Debentures, and, if deposited, the amount of their Debentures to deposit. Debentureholders are strongly urged to review and evaluate carefully all information in the Offer and Circular, to consult their own financial, tax and legal advisors, and to make their own decisions as to whether to deposit Debentures to the Offer and, if so, what principal amount of Debentures to deposit. Debentureholders should carefully consider the income tax consequences of accepting the Offer and depositing Debentures to the Offer. See Section 16 of the Circular, “Canadian Federal Income Tax Considerations” and Section 17 of the Circular, “United States Federal Income Tax Considerations”.

No person has been authorized to make any recommendation on behalf of Atlantic Power as to whether Debentureholders should deposit or refrain from depositing Debentures pursuant to the Offer. No person has been authorized to give any information or to make any representations in connection with the Offer other than as set forth in the Offer to Purchase, the Circular and the related Letter of Transmittal. If given or made, any such recommendation or any such information or representation must not be relied upon as having been authorized by Atlantic Power or its Board of Directors.

Except as disclosed in this Circular, the Company does not currently have any plans, proposals or negotiations underway that relate to or would result in:

•                                          any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

•                                          any purchase, sale or transfer of an amount of the Company’s subsidiaries’ assets or its assets which is material to the Company and its subsidiaries, taken as a whole;

•                                          any material change in the Company’s present dividend rate or policy, its capitalization or its indebtedness;

•                                          plans for any change in the Company’s present board of directors or management or any plans or proposals to change the number or term of the board of directors (although we may fill vacancies arising on the board of directors) or to change any material term of the employment contract of any executive officer;

•                                          any other change in the structure or business of the Company;

•                                          the Company’s equity securities ceasing to be listed on the TSX or NYSE;

•                                          the Company’s equity securities becoming eligible for termination of registration under Section 12(g) of the Exchange Act;

•                                          the suspension of the Company’s obligation to file reports under the Exchange Act;

•                                          the acquisition or disposition by any person of the Company’s securities other than acquisitions or dispositions made in the ordinary course of business; or

•                                          any change in the organizational documents of the Company, or other actions that could impede the acquisition of control of the Company.

The Company entered into a shareholder rights plan (the “Rights Plan”) with Computershare Investor Services Inc., as rights agent, on February 28, 2013, and is seeking the approval of its shareholders to renew the Rights Plan for a subsequent three year period at its annual and special meeting of shareholders to be held on June 21, 2016. The purposes of the Rights Plan are: (i) to provide the Board of Directors and shareholders with sufficient time to consider any take-over bid made for the Company and to allow enough time for competing bids and alternative proposals to emerge; (ii) to ensure that all shareholders are treated fairly in any transaction involving a change of control of the Company and that all shareholders have an equal opportunity to participate in the benefits of a take-over bid; and (iii) to encourage potential acquirers to make a “Permitted Bid” (as defined in the Rights Plan) or, alternatively, to negotiate the terms of any offer for Shares with the Board of Directors.

The Rights Plan, which is in a typical form for Canadian publicly-listed issuers, was reviewed by the Company’s Board of Directors, which reviewed and considered the Rights Plan with the Company’s legal advisors. Under the Rights Plan, one share purchase right was issued and attached to each outstanding Share as of March 11, 2013. The rights become exercisable only if a bidder acquires or announces an intention to acquire a total of 20% or more of the Shares, other than pursuant to a Permitted Bid and subject to the ability of the Board of Directors to defer the time at which the rights become exercisable. Following the acquisition of 20% of the outstanding Shares by the bidder, each right held by a person other than the bidder would entitle the holder to purchase Shares at a substantial discount to their then prevailing market price. The issuance of the Shares upon exercise of the rights is subject to receipt of regulatory approval.

5.                                      Valuation of the Debentures

Engagement of Valuator

Atlantic Power initially contacted Alexander Capital regarding a potential advisory assignment on or about May 13, 2016, and Alexander Capital was formally engaged by the Board of Directors of Atlantic Power pursuant to an agreement between Atlantic Power and Alexander Capital (the “Engagement Agreement”), dated May 18, 2016, to prepare a valuation report with respect to the Debentures (the “Valuation”), as prescribed under Canadian Multilateral Instrument 61-101 — Protection of Minority Security Holders in Special Transactions (“MI 61-101”).

The terms of the Engagement Agreement provide for payment of a fixed fee of C$75,000 to Alexander Capital that is not contingent on the conclusions reached in the Valuation or the outcome of the Offer, and the amount of the fixed fee is not material to Alexander Capital.  Alexander Capital will also be reimbursed for its reasonable, documented out-of-pocket expenses, including reasonable fees paid to its legal counsel, and is to be indemnified by Atlantic Power in certain circumstances. Alexander Capital has no financial interest in Atlantic Power or in any of its subsidiaries that may be affected by the Offer. The Board of Directors does not believe that the compensation paid for the services provided in any way interfered with Alexander Capital’s independence.

Alexander Capital presented the conclusions reached in the Valuation to the Board of Directors of Atlantic Power at a telephonic meeting held on June 15, 2016. The Valuation, entitled “Valuation as at June 15, 2016 of 5.75% series C convertible unsecured subordinated debentures, maturing June 30, 2019” was delivered to Atlantic Power on June 15, 2016. A copy of the Valuation prepared by Alexander Capital is attached hereto as “Schedule A”, and this summary of the Valuation is qualified in its entirety by reference thereto. The presentation provided by Alexander Capital to the Board of Directors contained substantially similar information to the Valuation attached hereto, as well as information regarding prices of bonds of comparable companies denominated in Canadian dollars and U.S. dollars.

The Valuation has been prepared for the Board of Directors of Atlantic Power and is not to be used in any other context without the express written consent of Alexander Capital. Alexander Capital may not have considered issues relevant to third parties and Alexander Capital disclaims any responsibility whatsoever to any third party. Debentureholders should carefully review and consider the Valuation in its entirety. The Valuation is not, and should not be construed as, a recommendation to any Debentureholder as to whether to deposit or refrain from depositing all or any portion of their Debentures under the Offer. The Valuation is subject to the assumptions, limitations and qualifications set out therein and the conclusions in the Valuation are premised on various assumptions including the value of the Shares. Changes in the trading price of the Shares or changes in the other underlying assumptions could cause the value conclusions to change. Alexander Capital expresses no opinion herein concerning the future trading prices of the securities of Atlantic Power.

Alexander Capital has based the Valuation upon a variety of factors. Accordingly, Alexander Capital believes that its analyses must be considered as a whole. Selecting portions of its analyses or the factors considered by Alexander Capital, without considering all factors and analyses together, could create a misleading view of the process underlying the Valuation. The preparation of a valuation is a complex process and is not necessarily susceptible to partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis.

A copy of the Valuation is attached to this Offer and Circular as Schedule A and is available for inspection at Atlantic Power’s principal executive offices at 3 Allied Drive, Suite 220, Dedham, Massachusetts 02026, United States. A copy of the Valuation may also be obtained for a nominal charge (sufficient to cover printing and postage) upon request to the Company at 3 Allied Drive, Suite 220, Dedham, Massachusetts 02026, United States, Attention: Legal Department.

Credentials of Valuator

Alexander Capital has been determined by the Board of Directors to be qualified to produce the Valuation. The Board of Directors selected Alexander Capital based on Alexander Capital’s qualifications, expertise and reputation and its knowledge of the business and affairs of Atlantic Power. Alexander Capital is registered with the Ontario Securities Commission as an exempt market dealer. Alexander Capital provides investment banking services to an extensive network of North American corporate clients. The principals of Alexander Capital have been involved in a significant number of transactions involving fairness opinions and valuations of private and publicly-traded companies. The Valuation is the opinion of Alexander Capital and the form and content of the Valuation was reviewed and approved for release by a group of senior officers and directors of Alexander Capital, each of whom is experienced in merger, acquisition, divestiture, valuation and fairness opinion matters.

Independence of Valuator

In its Valuation, Alexander Capital states that it has been advised by the Board of Directors that the Board of Directors reached its view of Alexander Capital’s independence for the purposes of MI 61-101 with the following in mind:

(a)                                 neither Alexander Capital nor any of its affiliated entities is an issuer insider, associated entity or affiliated entity of the Company or any interested party (as such terms are defined in MI 61-101). Neither Alexander Capital nor any of its affiliated entities has been engaged to act as an advisor to the Company in respect of the Offer, or in the past 24 months participated in any financing or acted as a lead or co-lead underwriter of a distribution of securities of the Company or any of its associates or affiliates. Alexander Capital is not a manager or co-manager of a soliciting dealer group formed in respect of the Offer (or a member of such a group performing services beyond the customary soliciting dealer’s functions or receiving more than the per security or per security holder fees payable to other members of the group); in the past two years, Alexander Capital has not been engaged to provide valuation services to the Company; and

(b)                                 Alexander Capital may, in the future, in the ordinary course of its business, perform valuation, financial advisory or investment banking services for the Company or any of its associates or affiliates. There are no understandings or agreements between Alexander Capital and its affiliated entities or the Company and its associated or affiliated entities with respect to future financial advisory or investment banking business. As an exempt market dealer, Alexander Capital conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including with respect to the Company or its associates or affiliates or the Offer.

Conclusions of Valuation Report

The Valuation contains Alexander Capital’s opinion that, based on the scope of its review and subject to the assumptions, restrictions and limitations provided therein, the fair market value of the Debentures, as of June 15, 2016 falls within the range (per US$1,000 principal amount of Debentures) of US$930 to US$970. The Valuation was rendered on the basis of securities markets, economic, financial and general business conditions prevailing as of June 15, 2016 and the condition and prospects, financial and otherwise, of the Company, its subsidiaries and other material interests as they were reflected in the information reviewed by Alexander Capital. The Valuation is provided as of June 15, 2016, and Alexander Capital disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Valuation of which it may become aware after June 15, 2016. Without limiting the foregoing, in the event that there is any material change in any fact or matter affecting the Valuation after such date, Alexander Capital reserves the right to change, modify or withdraw the Valuation.

Definitions and Approach to Fair Market Value

Alexander Capital defined “fair market value” in accordance with MI 61-101 as “the monetary consideration that, in an open and unrestricted market, a prudent and informed buyer would pay to a prudent and informed seller, each acting at arm’s length with the other and under no compulsion to act.” In accordance with MI 61-101, Alexander Capital’s determination of the fair market value of the Debentures did not include a downward adjustment to reflect the Debentures’ lack of liquidity, the effect of the Offer on the Debentures, or the fact that the Debentures do not, at the date of the Valuation, form part of a controlling interest.

Scope of Review

In connection with the Valuation, Alexander Capital had discussions with the management of and advisors to Atlantic Power, and relied on, among other things, the following:

•                                          historical audited and unaudited financial statements relating to Atlantic Power;

•                                          the Company’s financial model containing financial projections;

•                                          public company information relating to Atlantic Power;

•                                          public information with respect to comparable convertible debentures considered by Alexander Capital to be relevant;

•                                          review of the market trading prices of the Debentures;

•                                          selected rating agency reports considered by Alexander Capital to be relevant;

•                                          the final short form prospectus of the Company dated June 26, 2012 in respect of its offering of US$130.0 million of Debentures;

•                                          the final short form base shelf prospectus of the Company dated August 17, 2012 in respect of its shelf registration of C$750.0 million of Shares and Debt Securities;

•                                          a draft of the Offer and Circular distributed to Alexander Capital on June 2, 2016;

•                                          a draft of the Offer and Circular distributed to Alexander Capital on June 10, 2016; and

•                                          such other information, investigations, analyses and discussions as Alexander Capital considered necessary or appropriate in the circumstances.

Alexander Capital was not, to the best of its knowledge, denied access by the Company to any information requested by Alexander Capital.

Valuation Approach and Methodologies

Alexander Capital valued the Debentures using three methods:

(a)                                 Discounted Cash Flow (“DCF”) Analysis

(i)                                     with the Black-Scholes Option Pricing Model (the “Black-Scholes Model”); and

(ii)                                  with the Binomial Model;

(b)                                 Analysis of S&P Corporate Credit Spreads for all BB and B U.S. dollars denominated debentures with similar maturities; and

(c)                                  VWAP Analysis.

The Debentures are convertible bonds and have two components of value: the value of the income from the conventional bond and the value of the call on the equity of Atlantic Power through the conversion privilege. The upside of the latter component of value could be somewhat limited by the fact that, after June 30, 2017, Atlantic Power can redeem the Debentures for their principal amount plus accrued interest and it would be reasonable to assume that Atlantic Power might redeem the Debentures if it has excess cash on hand at that time.

When the price of a Share underlying a convertible debt security is below the conversion price, the embedded call option is said to be “out-of-the-money”. When the Share price is significantly below the conversion price, the convertible debt security behaves very much like straight debt. This is the case with the Debentures at the Valuation Date, given Atlantic Power’s Share price of C$2.89 and US$2.24 on the TSX and NYSE, respectively, at such date and the conversion price of US$17.25 for a Debenture. Both the holder’s conversion option and the Company’s soft call option to redeem before June 30, 2017 are out-of-the-money and contribute little to the overall value of the instrument. In this case, the key driver of value for the Debentures will be the discount rate.

Alexander Capital presented a range of values for each of the considered methodologies. For each methodology, Alexander Capital calculated the sensitivity of value to changes in the discount rate by calculating the values of the Debentures with discount rates equal to 7.50%, 7.75%, 8.00%, 8.25%, 8.50%, 8.75% and 9.00%. The results are presented below.

Terms and Assumptions

With a few minor exceptions dictated by the unique requirements of the methodologies, Alexander Capital applied the following Debenture terms and valuation assumptions:

Valuation Date	Maturity Date	Time to Maturity	Face Value	Coupon Rate	Coupon Frequency	Conversion Price
June 15, 2016	June 30, 2019	3.08 years	$1,000	5.75%	Semi-Annual	$17.25

Credit Spread

In selecting a range of credit spreads appropriate for valuing the Debentures, Alexander Capital considered the following, among other factors:

(a)                                 the yield on comparable convertible debenture issues of similar coupon, credit quality and maturity;

(b)                                 the yield on Atlantic Power debentures;

(c)                                  the financial ratios of Atlantic Power and other company specific factors with an emphasis on financial health and leverage, including the unsecured and subordinated ranking of the Debentures;

(d)                                 the yield on single B/B- rated credits as quoted by S&P; and

(e)                                  public market trading and other information with respect to high yield bonds.

Using the abovementioned information, Alexander Capital arrived at a credit spread range between 6.70% and 8.20% in excess of the U.S. dollar risk free rate, corresponding to a discount rate range between 7.50% and 9.00%.

Share Volatility

Alexander Capital assumed volatility for the Shares of 39% and performed sensitivity analysis on ranges of volatilities to this value.

Risk-Free Rate

The U.S. dollar risk free rate of 0.80% was calculated as the linearly interpolated 3.08 year rate for U.S. Treasuries.

Dividend Rate

Atlantic Power currently does not pay dividends and represented to Alexander Capital that there is currently no intention in the foreseeable future to pay dividends on its Shares. The Company’s dividend policy is reviewed by the Board of Directors and the declaration and payment of dividends is at the discretion of the Board.

Discounted Cash Flow Methodology

Alexander Capital selected the DCF analysis as the primary methodology given that it recognizes both the debt and equity value components of convertible debt. Given that the conversion prices of the Debentures are significantly out-of-the-money at this time, the likelihood of conversion is very low. The results derived using the DCF analysis were checked for reasonableness using the S&P Corporate Credit Spreads and VWAP ranges.

Alexander Capital concluded that the Debentures can be viewed as having two components of value: (i) the coupon payments and principal repayment of a conventional debt instrument; and (ii) a call option on the Shares. Accordingly, the Debentures can be modeled in two ways: (a) by combining a discounted cash flow calculation with the Black-Scholes Model for valuing equity call options; and (b) by using the binomial model to discount the cash flows from the Debentures at discount rates determined by the credit spread and risk free rate and combining this with a value of the call option as determined by the binomial model.

In considering an appropriate discount rate for the cash flows attributable to the Debentures, Alexander Capital used the previously derived credit spread range of 6.70% to 8.20%, plus the interpolated 3.08 year risk-free rate on U.S. government bonds. This yielded a range of discount rates of 7.50% to 9.00%. The selected discount rates were then applied to the expected cash flows of the Debentures to produce estimates of their present values.

Black-Scholes Model

Alexander Capital added the value of the embedded call option, as estimated using the Black-Scholes Model, the present value of the cash flows calculated above. Applying the Black-Scholes Model, the Debentures’ call option has an estimated value of approximately US$0.10 per US$1,000 principal amount of Debentures.

In its most general form, the Black-Scholes Model uses six variables to estimate an option’s value as shown in the following table:

Variable	Description	Debentures
Share Price	Market price of the underlying security on which the option is based	Atlantic Power’s valuation date Share price in U.S. dollars = $2.24
Exercise Price	Strike price of the embedded option	US$17.25
Expiration Date	The date by which the option must be exercised, or it will expire	Debentures’ maturity date of June 30, 2019
Volatility	Measurement of how the underlying security price fluctuates around its mean value	39% (1 year)
Risk-Free Rate	The return on a risk-free security	0.80%
Dividend Yield	Dividends paid to share class being valued	Holders of Shares are not expected to receive a dividend

Adding the present value of the Debentures’ future cash flows to the value of the call option produces the following results (per US$1,000 principal amount):

Discount Rate	7.50%	7.75%	8.00%	8.25%	8.50%	8.75%	9.00%
Value	$972.86	$966.09	$959.38	$952.71	$946.09	$939.52	$933.01

Binomial Model

As an alternative methodology for discounting the expected cash flows of the Debentures, Alexander Capital has used the binomial pricing model to derive a possible future path for the risk free rate. These future risk free rates, along with the credit spread for the Debentures were used to discount expected cash flows of the Debentures while also accounting for the embedded options.

The binomial pricing model is an options valuation method developed by John C. Cox, Stephen A. Ross and Mark Rubinstein, in 19791. The binomial pricing model uses an iterative procedure, allowing for the specification of nodes, or points in time, during the time span between the Valuation Date and the maturity date of a debenture (typically also the call option’s expiration date). In addition to the variables outlined under the Black-Scholes Model above, Alexander Capital created a binomial tree with a time between each node of one month.

Using the binomial pricing model and applying a credit spread of 6.70% to 8.20% to the expected cash flows produces the following range of values for the Debentures (per US$1,000 principal amount):

Credit spread	6.70%	6.95%	7.20%	7.45%	7.70%	7.95%	8.20%
Value	$972.47	$965.71	$958.99	$952.33	$945.71	$939.15	$932.63

U.S. Corporate Bond Yield Curve and Spreads

Based on an average credit spread between BB and B corporate bonds having an approximate three-year term in the S&P corporate bond universe of 288 basis points, combined with the pricing of Atlantic Power’s recent $700 million term loan swapped to a fixed rate for three years, Alexander Capital determined that an implied discount rate for the Debentures is in the range of 9.00% — 9.25%.

The value for the Debentures under the S&P corporate bond spread analysis is $933.01 to $926.54 (per US$1,000 principal amount).

Volume-Weighted Average Price Analysis (for Periods Ending June 15, 2016)

Alexander Capital has also reviewed and considered the VWAP for the five and 30 trading days preceding the Valuation Date as well as the VWAP since the announcement of Atlantic Power’s first quarter results (and intention to repurchase 2019 debentures) on May 6, 2016. The indicated VWAPs for the five day, 30 day and since May 6 periods are $933.16, $929.27 and $929.53, respectively (per US$1,000 principal amount).

Assumptions and Limitations

A senior officer of Atlantic Power has represented to Alexander Capital: (i) that all information including data, advice, opinions, representations and other material (financial and otherwise) provided orally by, or in the presence of, an officer or employee of the Company in person or by telephone conference or in writing by the Company (including in each case its subsidiaries and their respective directors, officers, employees, consultants, advisors and representatives) to Alexander Capital in connection with the Valuation or, forming part of Atlantic Power’s public disclosure record on SEDAR (collectively the “Atlantic Power Provided Information”), was, at the date the Atlantic Power Provided Information was provided to Alexander Capital, and is, complete, true and correct in all material respects, and did not and does not contain any untrue statement of a material fact in respect of Atlantic Power, its subsidiary entities necessary to make the Atlantic Power Provided Information or any statement contained therein not misleading in light of the circumstances under which the Atlantic Power Provided Information was provided or any statement was made; and (ii) since the dates on which the Atlantic Power Provided Information was provided to Alexander Capital, except as disclosed in writing to Alexander Capital, to such officer’s  knowledge there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of Atlantic Power or any of its subsidiary entities and no material change has occurred in the Atlantic Power Provided Information or any part thereof which would have or which would reasonably be expected to have a material effect on the Valuation.

Alexander Capital has relied upon the completeness, accuracy and fair presentation of all of the financial and other information obtained by it from public sources, and from Atlantic Power and its advisors for purposes of this

1  Cox, J. C.; Ross, S. A.; Rubinstein, M. (1979). “Option pricing: A simplified approach”. Journal of Financial Economics 7 (3): 229.

Valuation. Alexander Capital disclaims responsibility for the information furnished by Atlantic Power. The Valuation is conditional upon the completeness and accuracy of such information. Subject to the exercise of professional judgment and except as expressly described herein, Alexander Capital has not attempted to verify the completeness, accuracy or fair presentation of any of the information relied upon in the Valuation.

The Valuation has been prepared and provided solely for the use of the Board of Directors of Atlantic Power and for inclusion in the Offer and Circular, and may not be used or relied upon by any other person without Alexander Capital’s express prior written consent. The Valuation was developed as at a specific date and Alexander Capital has not undertaken to update it to any other date. Should information relevant to the Valuation conclusions become available to Alexander Capital subsequent to the date of this Valuation, Alexander Capital reserves the right, but will be under no obligation, to revise the Valuation.

6.                                      Prior Valuations

Pursuant to the provisions of MI 61-101, an issuer making an offer for its securities must, with certain limited exceptions, disclose every prior valuation or appraisal of its securities or any material asset made in the 24 months before the date of such offer whether or not prepared by an independent valuator, which would reasonably be expected to affect the decision of a securityholder to retain or dispose of the securities affected by the offer. To the knowledge of the directors and officers of Atlantic Power, after reasonable inquiry, other than the Valuation of Alexander Capital prepared in connection with the Offer, no “prior valuations” (as such term is defined in MI 61-101) regarding the Company or the Debentures have been prepared within the 24 months preceding the date hereof.

7.                                      Debentureholder Withdrawal Rights

The withdrawal rights of Debentureholders are described in Section 4 of the Offer to Purchase, “Withdrawal Rights”, and are incorporated into and form part of this Circular.

8.                                      Acceptance for Payment and Payment for the Debentures

Upon the terms and subject to the conditions of the Offer, the Company will take up and pay for such Debentures as soon as reasonably practicable after the Expiration Date, as described in Section 7 of the Offer to Purchase, “Taking Up and Payment for Deposited Debentures”.

Number of Debentures

For purposes of the Offer, the Company will be deemed to have accepted for payment, subject to pro-ration, Debentures deposited and not withdrawn, if, as and when the Company gives oral (to be confirmed in writing) or written notice to the Depositary of its acceptance of such Debentures for payment pursuant to the Offer.

Payment

The Purchase Price will be denominated in U.S. dollars and payments of amounts owing to holders of deposited Debentures will be made in U.S. dollars.

Payment for Debentures accepted for purchase pursuant to the Offer will be made by depositing in cash the aggregate Purchase Price and the amount of all accrued and unpaid interest on such Debentures up to, but excluding, the Expiration Date with the Depositary (by bank transfer or other means satisfactory to the Depositary), which will act as agent for the depositing Debentureholders for the purpose of receiving payment from the Company, and transmitting such payment to CDS on behalf of the depositing Debentureholders. Under no circumstances will interest accrue or be paid by the Company or the Depositary to persons depositing Debentures by reason of any delay in paying for any Debentures or otherwise.

In the event of pro-ration of Debentures deposited pursuant to the Offer, the Company will determine the pro-ration factor and pay for those deposited Debentures accepted for payment as soon as practicable after the Expiration Date and will announce the final results of any such pro-ration.

Depositing Debentureholders will not be obligated to pay brokerage fees or commissions to the Company or the Depositary. However, Debentureholders are cautioned to consult with their own brokers or other intermediaries to determine whether any fees or commissions are payable to their brokers or other intermediaries in connection with a deposit of Debentures pursuant to the Offer. Atlantic Power will pay all fees and expenses of the Depositary in connection with the Offer.

Upon the terms and subject to the conditions of the Offer, the Company will accept for payment and purchase up to US$65,000,000 aggregate principal amount of Debentures (or such larger principal amount as the Company, in its sole discretion, may determine it is willing to take-up and pay for, subject to applicable law) as are properly deposited at or prior to the Expiration Date, as defined in Section 1 of the Offer to Purchase, “The Offer” (and not withdrawn in accordance with Section 4 of the Offer to Purchase, “Withdrawal Rights”).

For a description of the Company’s right to extend the period of time during which the Offer is open, and to delay, terminate or amend the Offer, see Section 6 of the Offer to Purchase, “Extension and Variation of the Offer”.

If the principal amount of all respective Debentures properly deposited by the Expiration Date (and not withdrawn in accordance with Section 4 of the Offer to Purchase, “Withdrawal Rights”) is in the aggregate less than or equal to US$65,000,000 for the Debentures (or such larger principal amount as the Company, in its sole discretion, may determine it is willing to take-up and pay for, subject to applicable law), the Company will purchase all Debentures deposited upon the terms and subject to the conditions of the Offer.

If the principal amount of all Debentures properly deposited by the Expiration Date (and not withdrawn in accordance with Section 4 of the Offer to Purchase, “Withdrawal Rights”) exceeds in the aggregate more than US$65,000,000 for the Debentures (or such larger principal amount as the Company, in its sole discretion, may determine it is willing to take-up and pay for, subject to applicable law) then the Company will take-up and pay for the deposited Debentures at the Purchase Price on a pro rata basis according to the number of Debentures deposited (with adjustments to maintain US$1,000 minimum denominations of Debentures).

Atlantic Power’s determination as to pro-ration shall be final and binding on all parties.

9.                                      Financial Statements

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as well as the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2016, are available on the Company’s profile on SEDAR at www.sedar.com and on EDGAR at www. sec.gov. Debentureholders may obtain copies of the Company’s most recent Quarterly Report on Form 10-Q, without charge, upon request to the Company at 3 Allied Drive, Suite 220, Dedham, Massachusetts 02026, United States, Attention: Investor Relations. For the avoidance of doubt, the above-mentioned URLs given in respect of web-site addresses are inactive textual references only and it is not intended to incorporate the contents of any such web sites into the Circular nor should the contents of such web sites be deemed to be incorporated into the Circular.

10.                               Price Range of Debentures

Trading of Debentures on Principal Markets

The Debentures are listed on the TSX under the symbol “ATP.DB.U”. The following table sets forth the high and low closing prices and the volumes of Debentures traded on the TSX (per US$100 principal amount of Debentures), as compiled by the TSX, for the periods indicated:

Month	High (US$)	Low (US$)	Volume
December 2015	78.10	71.00	1,657,000
January 2016	76.00	70.00	533,000
February 2016	75.00	70.50	559,000
March 2016	88.00	74.50	6,982,000
April 2016	92.00	87.00	4,128,000
May 2016	93.00	92.00	2,271,000
June 1 to June 15, 2016	94.00	92.80	870,000

On June 15, 2016, the last full trading day prior to the announcement by Atlantic Power of the approval of its directors of the Offer, the closing price of the Debentures on the TSX was US$928 per US$1,000 principal amount of Debentures.

The following table sets forth, for the quarterly periods indicated, the high and low sales prices for the Company’s Debentures (per US$100 principal amount of Debentures) as reported on the TSX.

Fiscal Year 2014	High (US$)	Low (US$)
First Quarter	73.75	52.00
Second Quarter	85.01	73.00
Third Quarter	87.75	70.61
Fourth Quarter	75.00	66.00
Fiscal Year 2015
First Quarter	81.75	77.00
Second Quarter	85.01	81.74
Third Quarter	85.01	77.23
Fourth Quarter	81.50	71.00
Fiscal Year 2016
First Quarter	88.00	70.00
Second Quarter (through June 15, 2015)	94.00	87.00

Pursuant to Rule 13e-4(f)(6) under the Exchange Act, neither we nor our affiliates may purchase any Debentures other than pursuant to the Offer until the expiration of 10 business days after the Expiration Date or other date of termination of the Offer.

Debentureholders are urged to obtain current market quotations for the Debentures.

11.                               Previous Purchases and Sales of Securities

During the twelve months preceding the date of the Offer, the Company has purchased for cancellation an aggregate of 1,408,771 Shares, C$92,000 aggregate principal amount of 6.25% convertible unsecured subordinated debentures, C$2,847,000 aggregate principal amount of 5.6% series B convertible unsecured subordinated debentures, US$13,496,000 aggregate principal amount of Debentures and C$8,995,000 aggregate principal amount of 6.00% series D extendible convertible unsecured subordinated debentures of the Company, and no cumulative redeemable preferred shares series 1, no cumulative rate reset preferred shares series 2 and no cumulative floating rate preferred shares series 3 of APPEL, through the facilities of the TSX and other applicable market places in Canada and the United States pursuant to NCIBs in December 2015 and November 2014.

Details concerning each purchase of securities pursuant to such NCIBs during the twelve months preceding the date of the Offer is set out in the following chart:

Date of Transaction	Number	Acquisition Prices per Security	Aggregate Gross Payment
Shares
December 2015	47,300	C$2.4834 to C$2.4991	C$117,708
January 2016	255,200	C$2.3675 to C$2.5000	C$625,093.09
February 2016	273,053	C$2.2748 to C$2.500	C$657,197.01
May 2016	644,530	C$2.9682 to C$3.0768	C$1,970,666.93
May 2016	188,688	US$2.3045 to US$2.3687	US$440,242.24
6.25% Convertible Unsecured Subordinated Debentures
March 2016	C$92,000.00	C$96.06 to C$97.00	C$92,000.00
5.6% Series B Convertible Unsecured Subordinated Debentures
June 2015	C$1,608,000.00	C$93.89 to C$96.22	C$1,608,000.00
August 2015	C$282,000.00	C$89.88 to C$93.98	C$282,000.00
September 2015	C$606,000.00	C$93.84 to C$94.98	C$606,000.00
October 2015	C$230,000.00	C$92.99 to C$94.69	C$230,000.00
November 2015	C$43,000.00	C$93.52 to C$94.50	C$43,000.00
March 2016	C$78,000.00	C$95.01 to C$96.55	C$78,000.00
Debentures
June 2015	US$1,796,000.00	US$84.01 to US$85.00	US$1,796,000.00
March 2016	US$11,700,000.00	US$82.00 to US$88.00	US$11,700,000.00
6.00% Series D Extendible Convertible Unsecured Subordinated Debentures
March 2016	C$8,995,000	C$83.00 to C$88.00	C$8,995,000

No other securities of Atlantic Power have been purchased or sold by Atlantic Power during the twelve months preceding the date of the Offer

12.                               Previous Distribution of Securities

During the five years preceding the date of the Offer, Atlantic Power has distributed Debentures as set out below. These distributions were made in accordance with the terms of the applicable offering document.

Date of Transaction	Nature of Transaction	Debentures	Aggregate Principal Amount		Distribution Price	Aggregate Gross Proceeds
July 5, 2012	Prospectus Offering	Debentures	US$	130,000,000	US$1,000 per US$1,000 principal amount of Debentures	US$	130,000,000

Except for the distribution of Debentures described above, no other Debentures have been distributed by the Company during the five years preceding the date of the Offer.

13.                               Dividend Policy

During the two years preceding the date of the Offer, the Company declared dividends on its Shares as follows:

Month	Amount per Share
April 2014	C$	0.0333
May 2014	C$	0.0333
June 2014	C$	0.0333
July 2014	C$	0.0333
August 2014	C$	0.0333
November 2014	C$	0.0300
February 2015	C$	0.0300
May 2015	C$	0.0300
August 2015	C$	0.0300
November 2015	C$	0.0300

On February 9, 2016, Atlantic Power announced changes to its capital allocation strategy designed to create value for shareholders in a tax-efficient manner, while also improving the Company’s financial flexibility and strengthening its balance sheet. As part of that strategy, the Company began to prioritize the allocation of its discretionary capital (after mandatory debt repayment) to purchases of its equity and debt, as further discussed in Section 3 of this Circular, “Background to the Offer”. Also on February 9, 2016, and as a result of the redirection of capital to expected higher-return purposes, the Board of Directors, consistent with management’s recommendation, eliminated the Company’s common stock dividend. In conjunction with the elimination of the common stock dividend, the Company’s dividend reinvestment plan was terminated. The determination of whether future dividends will be paid will be made by the Board of Directors, in its sole discretion.

14.                               Interest of Directors and Officers and Transactions and Arrangements Concerning Debentures

Ownership of the Securities of the Company

The following table indicates, as at June 15, 2016, the number of securities beneficially owned, or over which control or direction was exercised, by each director and officer of the Company and, to the knowledge of the Company after reasonable enquiry, each associate and affiliate of the Company, each associate and affiliate of each director and officer of the Company, each insider of the Company (other than directors and officers) and each associate and affiliate of such insider. The address of each director and executive officer is c/o 3 Allied Drive, Suite 220, Dedham, Massachusetts 02026.

Name	Relationship with Company	Shares Number (% of Outstanding)(1)	Debentures Aggregate (US$) (% of Outstanding)	Units Held in the Deferred Share Unit Plan	Notional Shares Held under the Transition Equity Grant Participation Agreement	Notional Shares Granted Under the LTIP
Irving R. Gerstein	Director	59,800	—	52,717	—	—
		(0.05)%
John McNeil(2)	Director	56,500	—	40,695	—	—
		(0.05)%
R. Foster Duncan	Director	15,105	—	80,414	—	—
		(0.01)%
Kevin T. Howell	Director	120,000	—	32,787	—	—
		(0.1)%
Holli C. Ladhani	Director	—	—	102,577	—	—
Gilbert S. Palter	Director	400,000	—	23,178	—	—
		(0.3)%
Teresa M. Ressel	Director	31,000	—	37,210	—	—
		(0.03)%
James J. Moore, Jr.	President and Chief Executive Officer, Director	350,253	—	—	539,904	192,737
		(0.29)%
Terrence Ronan	Executive Vice President and Chief Financial Officer	121,101	—	—	—	271,024
		(0.1)%
Joseph E. Cofelice	Executive Vice President, Commercial Development	454,533	—	—	—	113,946
		(0.37)%

(1)                  Based on 121,275,377 Shares outstanding as at June 15, 2016.

(2)                  Mr. McNeil also holds C$100,000 principal amount of 6.00% series D extendible convertible unsecured subordinated debentures of the Company. Mr. McNeil has determined not to stand for re-election at the Company’s annual and special meeting of shareholders to be held on June 21, 2016.

To the knowledge of the Company, as at June 15, 2016, no person beneficially owns, directly or indirectly, or exercises control or direction over, more than 10% of the issued and outstanding Shares. No person or company is acting jointly or in concert with the Company in connection with the Offer.

Commitments to Deposit Debentures

Atlantic Power has no agreements, commitments or understandings to purchase Debentures or other securities of the Company, other than pursuant to the Offer and the Lock-Up Agreements (as defined herein), the NCIBs of the Company commenced in December 2015 and as disclosed under Section 16 of this Circular “Material Changes in the Affairs of the Company and other Material Facts”. To the knowledge of the Company, after reasonable enquiry, no person named under Section 14 of this Circular, “Interest of Directors and Officers and Transactions and

Arrangements Concerning Debentures — Ownership of the Securities of the Company” has any agreement, commitment or understanding to purchase Debentures or other securities of the Company. In the event that the circumstances or decisions of any such persons or companies change, they may decide to tender, or not to tender, Debentures to the Offer or sell, subject to applicable laws, their Debentures through the facilities of the TSX or otherwise during the period prior to the Expiration Date.

Benefits From the Offer

To the knowledge of the Company, after reasonable enquiry, no person or company named under Section 14 of this Circular “Interest of Directors and Officers and Transactions and Arrangements Concerning Debentures — Ownership of the Securities of the Company” will receive any direct or indirect benefit from accepting or refusing to accept the Offer, other than those benefits available to any Debentureholders from accepting or refusing to accept the Offer.

Arrangements or Understandings with Securityholders

There are no arrangements, commitments, or understandings, formal or informal, made or proposed to be made between Atlantic Power and a Debentureholder relating to the Offer, except that Polar Multi-Strategy Master Fund, Twin Lake Total Return Partners QP L.P., Twin Lake Total Return Partners L.P., Iron Road Multi Strategy Fund, L.P. and Iron Road Diversified Fund, L.P. have agreed, pursuant to lock-up agreements with the Company dated June 16, 2016 the “Lock-up Agreements”), to tender an aggregate of approximately US$29,661,000 principal amount of Debentures held by them to the Offer.

15.                               Material Changes in the Affairs of the Company

Except as described or referred to in the Offer, the directors and officers of the Company are not aware of any plans or proposals for material changes in the affairs of the Company not previously generally disclosed and known to the Company which would reasonably be expected to affect the decision of Debentureholders to accept or reject the Offer. From time to time, the Company explores potential strategic opportunities and transactions. These opportunities and transactions may include the acquisition or disposition of material assets and other similar opportunities or transactions. Such opportunities or transactions may have a significant effect on the price or value of the Company’s securities.

16.                               Canadian Federal Income Tax Considerations

The following summary describes, as at the date hereof, the principal Canadian federal income tax considerations generally applicable to a Debentureholder who sells a Debenture pursuant to the Offer and who, for purposes of the Income Tax Act (Canada) (the “Tax Act”) and at all relevant times, (i) is not exempt from tax under the Tax Act, (ii) holds the Debentures as capital property, and (iii) deals at arm’s length with and is not affiliated with Atlantic Power or with any person not dealing at arm’s length with Atlantic Power.

This summary is not applicable to a Debentureholder: (i) that is a “financial institution” as defined in the Tax Act for purposes of the mark-to-market rules; (ii) an interest in which would be a “tax shelter investment” as defined in the Tax Act; (iii) that is a “specified financial institution” as defined in the Tax Act; (iv) that has elected to report its “Canadian tax results” in a functional currency in accordance with the provisions of the Tax Act; or (v) that as entered into a “derivative forward agreement” (as defined in the Tax Act) in respect of the Debentures. In addition, this summary does not address the Canadian federal income tax consequences to a Debentureholder that has borrowed funds to acquire the Debentures. Any such Debentureholder should consult its own tax advisor with respect to a disposition of a Debenture pursuant to the Offer.

This summary is based upon the provisions of the Tax Act and the regulations thereunder (the “Regulations”) in force as of the date hereof, all specific proposals to amend the Tax Act or the Regulations that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) and counsels’ understanding of the current published administrative and assessing practices of the Canada Revenue Agency. This summary assumes the Proposed Amendments will be enacted in the form proposed; however, no assurance can be given that the Proposed Amendments will be enacted in their current form, or at all. This summary is not exhaustive of all possible Canadian federal income tax considerations and, except for the

Proposed Amendments, does not take into account any changes in the law, whether by legislative, governmental or judicial action, nor does it take into account provincial, territorial or foreign tax considerations, which may differ significantly from those discussed herein.

For purposes of the Tax Act, all amounts, including interest, adjusted cost base and proceeds of disposition, must be expressed in Canadian dollars. For purposes of the Tax Act, amounts denominated in U.S. dollars generally must be converted into Canadian dollars using the rate of exchange quoted by the Bank of Canada at noon on the date such amounts arise, or such other rate of exchange as is acceptable to the CRA.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Debentureholder. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, Debentureholders should consult their own tax advisors for advice with respect to the tax consequences to them of selling their Debentures pursuant to the Offer, having regard to their own particular circumstances.

Debentureholders Resident in Canada

The following discussion applies to a Debentureholder who, for the purposes of the Tax Act and any applicable income tax treaty or convention and at all relevant times, is resident or is deemed to be resident in Canada (a “Resident Debentureholder”). Generally, the Debentures will be considered to be capital property to a Resident Debentureholder provided that the Resident Debentureholder does not use or hold, and is not deemed to use or hold, the Debentures in the course of carrying on a business and has not acquired the Debentures in one or more transactions considered to be an adventure in the nature of trade. Certain Resident Debentureholders who might not otherwise be considered to hold their Debentures as capital property may, in certain circumstances, be entitled to have the Debentures and every other “Canadian security” (as defined in the Tax Act) owned by the Resident Debentureholder treated as capital property by making the election permitted by subsection 39(4) of the Tax Act. A Resident Debentureholder considering making such election should consult its own tax advisor.

Disposition of Debentures

The disposition of a Debenture by a Resident Debentureholder pursuant to the Offer will generally result in the Resident Debentureholder realizing a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of the Debenture (other than the portion that represents accrued interest), net of any reasonable costs of disposition, are greater than (or are less than) the adjusted cost base of the Debenture to the Resident Debentureholder immediately before the disposition.

One half of any capital gain (a “taxable capital gain”) realized by a Resident Debentureholder in a taxation year will be required to be included in computing the Resident Debentureholder’s income in that year, and one half of any capital loss (an “allowable capital loss”) realized by a Resident Debentureholder in a taxation year must be deducted against taxable capital gains realized by the Resident Debentureholder in that year. Allowable capital losses not deductible in the taxation year in which they are realized may ordinarily be deducted by the Resident Debentureholder against net taxable capital gains realized in any of the three preceding taxation years or any subsequent taxation year, to the extent and under the circumstances described in the Tax Act.

A Resident Debentureholder that is throughout the year a “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable to pay, in addition to tax otherwise payable under the Tax Act, a refundable tax on certain investment income, including taxable capital gains.

Capital gains realized by an individual, including certain trusts, may give rise to alternative minimum tax under the Tax Act.

Interest on Debentures

The accrued interest paid to a Resident Debentureholder on the disposition of a Debenture pursuant to the Offer is required to be included in computing the income of the Debentureholder for the taxation year in which the

Debentures are disposed of, except to the extent such interest was otherwise included in the income of the holder for that year or a previous year.

A Resident Debentureholder that is throughout the year a “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable to pay, in addition to tax otherwise payable under the Tax Act, a refundable tax on certain investment income, including interest.

Non-Resident Debentureholders

The following discussion applies to a Debentureholder who, for purposes of the Tax Act and any applicable tax treaty or convention and at all relevant times, (i) is neither resident nor deemed to be resident in Canada, (ii) does not use or hold (and will not use or hold) and is not deemed to use or hold the Debentures in, or in the course of, carrying on business in Canada, and (iii) is not a “specified shareholder” (as defined in subsection 18(5) of the Tax Act) of Atlantic Power or a person who does not deal at arm’s length with such specified shareholder (a “Non-resident Debentureholder”). Special rules, which are not discussed below, may apply to a non-resident of Canada that is an insurer which carries on business in Canada and elsewhere.

Interest

The accrued interest paid to a Non-Resident Debentureholder on disposition of a Debenture pursuant to the Offer and any amount deemed to be interest as a result of such disposition will not be subject to withholding tax under the Tax Act.

Disposition of Debentures

A Non-Resident Debentureholder will not be subject to tax under the Tax Act in respect of any capital gain realized by such Non-Resident Debentureholder on a disposition of a Debenture, unless the Debenture constitutes “taxable Canadian property” (as defined in the Tax Act) to the Non-Resident Debentureholder at the time of disposition and the Non-Resident Debentureholder is not entitled to relief under an applicable income tax treaty or convention. As long as the Shares issuable on conversion of the Debentures are at the time of disposition listed on a designated stock exchange (which currently includes the TSX and the NYSE) the Debentures generally will not constitute taxable Canadian property to a Non-Resident Debentureholder at such time unless, at any time during the sixty-month period that ends at that time: (a) the Non-Resident Debentureholder, persons with whom the Non-Resident Debentureholder does not deal at arm’s length, partnerships in which the Non-Resident Debentureholder or any such person holds an interest directly or indirectly through one or more partnerships, or the Non-Resident Debentureholder together with all such persons, owned 25% or more of any class or series of shares of the capital stock of the Company; and (b) more than 50% of the fair market value of the Shares issuable on conversion of the Debentures derived, directly or indirectly from one or any combination of: (i) real or immovable property situated in Canada; (ii) “Canadian resource properties” (as defined in the Tax Act); (iii) “timber resource properties” (as defined in the Tax Act); or (iv) options or interest in respect of property described in (i), (ii) and (iii), whether or not such property exists. Notwithstanding the foregoing, in certain circumstance set out in the Tax Act, Debentures which are not otherwise taxable Canadian property could be deemed to be taxable Canadian property. As of the date of the Offer, the Shares issuable on the conversion of the Debentures are listed on the TSX and the NYSE.

In the event that the Debentures constitute or are deemed to constitute taxable Canadian property to any Non-Resident Debentureholder, the tax consequences of realizing a capital gain on the disposition of such debentures or shares as described above under the heading “—Debentureholder Resident in Canada — Disposition of Debentures” generally will apply, subject to the Non-Resident Debentureholder being entitled to relief under the provisions of an applicable income tax treaty or convention. Non-Resident Debentureholder whose Debentures may be taxable Canadian property should consult with their own tax advisors for advice having regard to their particular circumstances.

17.                               United States Federal Income Tax Considerations

The following is a summary of certain U.S. federal income tax consequences of the Offer that may be relevant to a beneficial owner of Debentures that is a citizen or resident of the United States or a domestic corporation or otherwise subject to U.S. federal income tax on a net income basis in respect of the Debentures (a “U.S. Holder”).

The summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change. The discussion does not deal with special classes of U.S. Holders, such as dealers in securities or currencies, banks, financial institutions, insurance companies, tax-exempt organizations, entities classified as partnerships and the partners therein, individuals present in the United States for 183 days or more during the taxable year, persons holding Debentures as a position in a “straddle” or conversion transaction, or as part of a “synthetic security” or other integrated financial transaction or persons that have a functional currency other than the U.S. dollar. This discussion assumes that the Debentures are held as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). The discussion does not address the alternative minimum tax, the Medicare tax on net investment income or other aspects of U.S. federal income or state and local taxation that may be relevant to a U.S. Holder in light of the U.S. Holder’s particular circumstances.

Although there can be no assurances in this regard, the Company expects, and this disclosure assumes, that the Debentures should be treated as debt for U.S. federal income tax purposes, notwithstanding certain features that may be more characteristic of equity (including, for example, the fact that the Company may elect to repay the Debentures at maturity with its Shares).

Sale of the Debentures

Sales of Debentures pursuant to the Offer by U.S. Holders will be taxable transactions for U.S. federal income tax purposes. Subject to the discussion of the market discount rules set forth below, a U.S. Holder selling Debentures pursuant to the Offer will recognize capital gain or loss in an amount equal to the difference between the amount of cash received (other than amounts received attributable to accrued interest, which will be taxed as such) and the U.S. Holder’s adjusted tax basis in the Debentures sold at the time of sale. A U.S. Holder’s adjusted tax basis in a Debenture generally will equal the amount paid therefor, increased by the amount of any market discount previously taken into account by the U.S. Holder and reduced by the amount of any amortizable bond premium previously amortized by the U.S. Holder with respect to the Debentures. Any gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for the Debentures on the date of sale was more than one year.

In general, if a U.S. Holder acquired the Debentures with market discount, any gain realized by a U.S. Holder on the sale of the Debentures will be treated as ordinary income to the extent of the portion of the market discount that has accrued while the Debentures were held by the U.S. Holder, unless the U.S. Holder has elected to include market discount in income currently as it accrues.

Information Reporting and Backup Withholding

A U.S. Holder who tenders its Notes may be subject to backup withholding unless the U.S. Holder (i) is a corporation or comes within certain other exempt categories and demonstrates this fact, or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. The amount of any backup withholding from a Tender Offer will be allowed as a credit against the U.S. Holder’s federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is furnished to the IRS.

18.                               Certain Legal Matters; Regulatory Approvals

The Company is not aware of any license or regulatory permit that is material to its business that might be adversely affected by its acquisition of the Debentures as contemplated pursuant to the Offer, nor, except as noted below, is the Company aware of any approval or other action by any government or governmental, administrative or regulatory authority, agency or body, domestic, foreign or supranational, that would be required for its acquisition or ownership of the Debentures as contemplated by the Offer. Should any such approval or other action or notice filings be required, the Company presently contemplates that it will seek that approval or other action and make or cause to be made such notice filings. The Company cannot predict whether it will be required to delay the acceptance for payment of or payment for the Debentures deposited in the Offer pending the outcome of any such approval or other action. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to the Company’s business and financial condition.

Atlantic Power has filed an exemptive relief application with securities regulatory authorities in Canada to permit the Company to extend the Offer, in circumstances in which all of the terms and conditions of the Offer have either been satisfied or waived by the Company, without first taking-up Debentures which have been properly deposited under the Offer and not withdrawn before the original Expiration Date. See Section 6 of the Offer to Purchase, “Extension and Variation of the Offer”.

The Company’s obligations pursuant to the Offer to accept for payment and pay for the Debentures are subject to the satisfaction of certain conditions described under the headings Section 5, “Conditions of the Offer”, Section 6, “Extension and Variation of the Offer” and Section 7 of the Offer to Purchase, “Taking Up and Payment for Deposited Debentures.”

19.                               Source of Funds

The Company will fund any purchases of Debentures pursuant to the Offer from available cash on hand.

20.                               Depositary

Atlantic Power has appointed Computershare Trust Company of Canada to act as a depositary for, among other things, (i) the receipt of certificates representing Debentures and related Letters of Transmittal deposited under the Offer, (ii) the receipt from the Company of cash to be paid in consideration of the Debentures acquired by the Company under the Offer, as agent for the depositing Debentureholders, and (iii) the transmittal of such cash to the depositing Debentureholders, as agent for the depositing Debentureholders. The Depositary may, but shall be under no obligation to, contact Debentureholders by mail, telephone or facsimile and may request investment dealer, broker, bank, trust company or other nominees of Debentureholders to forward materials relating to the Offer to beneficial owners of Debentures. The Depositary is not an affiliate of the Company and the Depositary also acts as the Company’s transfer agent and registrar.

21.                               Information Agent

Atlantic Power has appointed Kingsdale Shareholder Services to act as the Information Agent with respect to the Offer. The Information Agent will respond to inquiries of and provide information to Debentureholders in connection with the Offer and provide other similar advisory services as the Company may request from time to time. The Information Agent may, but shall be under no obligation to, contact Debentureholders by mail, telephone or facsimile and may request investment dealer, broker, bank, trust company or other nominees of Debentureholders to forward materials relating to the Offer to beneficial owners of Debentures. The Information Agent is not an affiliate of the Company.

22.                               Fees and Expenses

Alexander Capital has been retained by the Company to deliver a valuation to the Board of Directors in connection with the Offer for which it has received a fee from Atlantic Power. Atlantic Power has agreed to reimburse Alexander Capital for certain reasonable out-of-pocket expenses incurred in connection with the Offer and to indemnify Alexander Capital against certain liabilities to which it may become subject as a result of its engagement. The fee payable to Alexander Capital is fixed and payable whether or not the Offer is successful.

RBC Capital Markets has been retained by the Company to act as Dealer Manager in connection with the Offer. The Dealer Manager has also acted as financial advisor to the Company. The Company has agreed to reimburse the Dealer Manager for certain reasonable out-of-pocket expenses incurred in connection with the Offer and to indemnify the Dealer Manager against certain liabilities. The Dealer Manager will also receive a fee from the Company in payment for services rendered as dealer manager and financial advisor.

Atlantic Power has retained Computershare Trust Company of Canada to act as the Depositary in connection with the Offer. The Depositary will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under Canadian provincial securities laws.

Atlantic Power has retained Kingsdale Shareholder Services to act as the Information Agent in connection with the Offer. The Information Agent will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under Canadian provincial securities laws.

Atlantic Power expects to incur expenses which it estimates at approximately C$900,000 in connection with the Offer, which includes the cost of the valuation provided by Alexander Capital, filing fees, fees for the Dealer Manager, legal, translation, accounting, depositary and printing fees.

23.                               Statutory Rights

Securities legislation in the provinces and territories of Canada provides Debentureholders with, in addition to any other rights they may have at law, one or more rights of rescission, price revision or to damages, if there is a misrepresentation in a circular or notice that is required to be delivered to those Debentureholders. However, such rights must be exercised within prescribed time limits. Debentureholders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

24.                               Directors’ Approval

The contents of the Offer and Circular have been approved, and the sending, communicating or delivery of the Offer and Circular to the Debentureholders of the Company has been authorized, by the Board of Directors of the Company.

25.                               Additional Information

The Company is subject to the information requirements of the Exchange Act, and in accordance therewith files reports and other information with the SEC. You may read and copy any document the Company files with the SEC at the SEC’s public reference rooms at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC (http://www.sec.gov). The Company also is subject to Canadian securities laws, and in accordance therewith files reports and other information on SEDAR (www.sedar.com). In addition, the Company maintains a website that contains information about the Company at www.atlanticpower.com. Information on or accessible through our website is not a part of and is not incorporated by reference into this Offer to Purchase. These documents contain important information about us and we urge you to obtain copies and review them carefully. For the avoidance of doubt, the above-mentioned URLs given in respect of web-site addresses are inactive textual references only and it is not intended to incorporate the contents of any such web sites into the Circular nor should the contents of such web sites be deemed to be incorporated into the Circular.

The Company has filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Offer. The Schedule TO, together with any exhibits or amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

Any questions or requests for assistance may be directed to the Information Agent or Depositary at their respective addresses and telephone numbers as set forth on the back cover of this Offer and Circular. Any requests for additional copies of this Offer and Circular, the related Letter of Transmittal or other related documents may be directed to the Information Agent or Depositary. A Debentureholder may also contact such Debentureholder’s investment dealer, broker, bank, lawyer, accountant or other professional advisor for assistance concerning the Offer.

CONSENT OF ALEXANDER CAPITAL GROUP INC.

TO:                           The Directors of Atlantic Power Corporation

We consent to the inclusion of our valuation opinion dated June 15, 2016 as Schedule “A” to the Issuer Bid Circular dated June 16, 2016, which we prepared for the Board of Directors of Atlantic Power Corporation in connection with its offer to the holders of its 5.75% series C convertible unsecured subordinated debentures, and consent to the inclusion of our name and reference to our valuation opinion in the sections titled “Valuation of the Debentures” and “Fees and Expenses”. In providing such consent, we do not intend that any person other than the Board of Directors of Atlantic Power Corporation rely upon the valuation opinion of Alexander Capital.

June 16, 2016

(Signed) “Alexander Capital Group Inc.”

Alexander Capital Group Inc.

CERTIFICATE

June 16, 2016

The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

(Signed) “James J. Moore, Jr.”	(Signed) “Terrence Ronan”
James J. Moore, Jr.	Terrence Ronan
President and	Executive Vice President and
Chief Executive Officer	Chief Financial Officer

On behalf of the Directors:

(Signed) “R. Foster Duncan”	(Signed) “Kevin T. Howell”
R. Foster Duncan	Kevin T. Howell
Director	Director

C-1

SCHEDULE “A”

June 15, 2016

The Board of Directors

Atlantic Power Corporation

3 Allied Drive | Suite 220

Dedham MA 02026

Dear Sirs/Mesdames:

Re: Atlantic Power Corporation

Valuation as at June 15, 2016 of 5.75% Series C Convertible Unsecured Subordinated Debentures, maturing June 30, 2019

Alexander Capital Group Inc. (“Alexander Capital”) understands that Atlantic Power Corporation (“Atlantic Power” or the “Company”) proposes to undertake a substantial issuer bid (the “Issuer Bid”) with respect to the Company’s issued 5.75% series C convertible unsecured subordinated debentures maturing June 30, 2019 (the “Series C Debentures”). Pursuant to the Issuer Bid, Atlantic Power will offer to purchase up to US$65 million aggregate principal amount of the issued and outstanding Series C Debentures.

1.0 ENGAGEMENT OF ALEXANDER CAPITAL

Alexander Capital was initially contacted by Atlantic Power on or about May 13, 2016 regarding a potential assignment to prepare and deliver a formal valuation. Alexander Capital was formally engaged by Atlantic Power on May 18, 2016 to provide to the Board of Directors of Atlantic Power (the “Board”) a formal valuation (the “Formal Valuation”) of the Series C Debentures as at June 15, 2016 (the “Valuation Date”) in accordance with the requirements of Multilateral Instrument 61-101 — Protection of Minority Security Holders in Special Transactions (“MI 61-101”).

The Board will consider the Formal Valuation in evaluating the public offer for the Series C Debentures.

This Formal Valuation is required pursuant to MI 61-101 and will, subject to Alexander Capital’s consent as to form of disclosure, be appended to the Issuer Bid circular (the “Circular”) which will accompany the Offer to Purchase (the “Offering”) to be sent to holders of the Series C Debentures in connection with the Issuer Bid.

All dollar amounts are in United States funds, unless otherwise noted.

Adelaide Place, 181 University Avenue, Suite 1414, Toronto, Canada M5H 3M7

T • 416-929-2678   www.alexandercapital.ca   F • 416-929-2659

2.0 INDEPENDENCE OF ALEXANDER CAPITAL

Alexander Capital has developed this Formal Valuation on the basis of an independent review and analysis of the Series C Debentures. The professional staff of Alexander Capital assigned to this engagement prepared this report, acting independently and objectively.

We understand that for the purposes of this transaction, Atlantic Power is the only interested party, as that term is defined in MI 61-101. In the context of MI 61-101, Alexander Capital (including entities affiliated to Alexander Capital):

i.                  is not an issuer insider, associated entity or affiliated entity (as such terms are defined in MI 61-101) of Atlantic Power;

ii.               has not acted as an advisor to Atlantic Power in connection with the Offering;

iii.            will be paid a fixed fee and be reimbursed for certain expenses for this Formal Valuation, and such amounts are not contingent in any way on the conclusions herein or on the outcome of the Offering;

iv.           has no financial interest in the outcome of the Offering;

v.              is not a manager or co-manager of a soliciting dealer group for the Offering; and

vi.           in the future, may provide professional services to Atlantic Power and/or its affiliates in the ordinary course of its business.

Having considered the above, Alexander Capital is of the view that it is independent of Atlantic Power within the meaning of MI 61-101.

3.0 CREDENTIALS OF ALEXANDER CAPITAL

Alexander Capital is registered with the Ontario Securities Commission as an Exempt Market Dealer. Alexander Capital provides investment banking services to an extensive network of North American corporate clients. The principals of Alexander Capital have been involved in a significant number of transactions involving fairness opinions and valuations of private and publicly-traded companies. The professionals involved in the preparation of the Formal Valuation include senior executives of Alexander Capital who are experienced in merger, acquisition, divestiture and valuation matters. The Formal Valuation expressed herein represents the opinion of Alexander Capital and the form and content of the Formal Valuation was reviewed and approved for release by a group of senior officers and directors of Alexander Capital.

4.0 SCOPE OF REVIEW

In connection with the Formal Valuation, Alexander Capital has had discussions with the management of and advisors to Atlantic Power, and relied on, amongst other things, its review of the following:

i.                  historical audited and unaudited financial statements relating to Atlantic Power;

ii.               the Company’s financial model containing financial projections;

iii.            public company information relating to Atlantic Power;

iv.           public information with respect to comparable debentures considered by Alexander Capital to be relevant;

v.              review of the market trading prices of the Series C Debentures;

vi.           selected rating agency reports considered by Alexander Capital to be relevant;

vii.        the final short form prospectus of the Company dated June 26, 2012 in respect of its offering of USD$130.0 million of Series C Debentures;

viii.     the final short form base shelf prospectus of the Company dated August 17, 2012 in respect of its shelf registration of CAD$750 million of common shares and Debt Securities;

ix.           a draft of the Offer and Circular distributed to Alexander Capital on June 2, 2016;

x.              a draft of the Offer and Circular distributed to Alexander Capital on June 10, 2016; and

xi.           such other information, investigations, analyses and discussions as Alexander Capital considered necessary or appropriate in the circumstances.

Alexander Capital has not, to the best of its knowledge, been denied access by Atlantic Power to any information requested by Alexander Capital.

Atlantic Power has represented to Alexander Capital that there have not been any prior valuations (as defined in MI 61-101) in the past twenty-four month period.

5.0 ASSUMPTIONS AND LIMITATIONS

This Formal Valuation has been prepared for the specific purpose identified above and is not to be used in any other context without the express written consent of Alexander Capital. A senior officer of Atlantic Power has represented to Alexander Capital: (i) that all information including data, advice, opinions, representations and other material (financial and otherwise) provided orally by, or in the presence of, an officer or employee of the Company in person or by telephone conference or in writing by the Company (including in each case its subsidiaries and their respective directors, officers, employees, consultants, advisors and representatives) to Alexander Capital in connection with the Formal Valuation or, forming part of Atlantic Power’s public disclosure record on the Canadian System for Electronic Document Analysis and Retrieval (“SEDAR”) (collectively the “Atlantic Power Provided Information”), was, at the date the Atlantic Power Provided Information was provided to Alexander Capital, and is, complete, true and correct in all material respects, and did not and does not contain any untrue statement of a material fact in respect of Atlantic Power, its subsidiary entities necessary to make the Atlantic Power Provided Information or any statement contained therein not misleading in light of the circumstances under which the Atlantic Power Provided Information was provided or any statement was made; and (ii) since the dates on which the Atlantic Power Provided Information was provided to Alexander Capital, except as disclosed in writing to Alexander Capital, to such officer’s knowledge there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of Atlantic Power or any of its subsidiary entities and no material change has occurred in the Atlantic Power Provided Information or any part thereof which would have or which would reasonably be expected to have a material effect on the Formal Valuation.

Alexander Capital was provided with written information, oral information and data in electronic form by others (including management). Alexander Capital has relied upon the completeness, accuracy and fair presentation of all of the financial and other information obtained by it from public sources, and from Atlantic Power and its advisors for purposes of this Formal Valuation. Alexander Capital assumes no responsibility for the information furnished to us. This Formal Valuation is conditional upon the completeness and accuracy of such information. Subject to the exercise of professional judgment and except as expressly described herein, Alexander Capital has not attempted to verify the completeness, accuracy or fair presentation of any of the information relied upon in this Formal Valuation.

The Formal Valuation rendered on the basis of securities markets, economic, financial and general business conditions prevailing as at June 15, 2016 and the condition and prospects, financial and otherwise, of the Company, its subsidiaries and other material interests as they were reflected in the information reviewed by Alexander Capital. The Valuation is provided as at June 15, 2016, and Alexander Capital disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Valuation of which it may become aware after June 15, 2016. Without limiting the foregoing, in the event that there is any material change in any fact or matter affecting the Valuation after such date, Alexander Capital reserves the right to change, modify or withdraw the Valuation.

The Valuation has been prepared and provided solely for the use of the Board and for inclusion in the Circular, and may not be used or relied upon by any other person without Alexander Capital’s express prior written consent. Subject to the terms of the Engagement Agreement, Alexander Capital has consented to the publication of the Valuation in its entirety and a summary thereof (in a form acceptable to Alexander Capital) in the Circular and to the filing thereof, as necessary, by the Company with the securities commissions or similar regulatory authorities in Canada and the United States. Subject to the foregoing, the Valuation and Opinion is not to be reproduced, disseminated, quoted from or referred to (in whole or in part) without Alexander Capital’s prior written consent.

Alexander Capital has based the Valuation upon a variety of factors. Accordingly, Alexander Capital believes that its analyses must be considered as a whole. Selecting portions of its analyses or the factors considered by Alexander Capital, without considering all factors and analyses together, could create a misleading view of the process underlying the Valuation. The preparation of a valuation is a complex process and is not necessarily susceptible to partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis.

Alexander Capital expresses no opinion herein concerning the future trading prices of the securities of Atlantic Power. This Formal Valuation is not, and should not be construed to be, a recommendation to Atlantic Power or a holder of the Series C Debentures, or to others to take or refrain from taking any course of action. This Formal Valuation has been prepared solely for the purposes stated, it may not have considered issues relevant to third parties and Alexander Capital shall have no responsibility whatsoever to any third party. Any use a third party makes of this Formal Valuation is entirely at its own risk.

6.0 OVERVIEW OF ATLANTIC POWER CORPORATION

Atlantic Power owns and operates a diverse group of power generation assets in the United States and Canada. The Company’s power generation projects sell electricity to utilities and other large commercial customers largely under long-term power purchase agreements (“PPAs”), which seek to minimize exposure to changes in commodity prices. Atlantic Power’s power generation projects in operation have an aggregate gross electric generation capacity of approximately 2,138 megawatts (“MW”) in which its aggregate ownership interest is approximately 1,500 MW. The Company’s current portfolio consists of interests in 23 operational power generation projects across nine states in the United States and two provinces in Canada.

Historical Operating Results and Financial Position

Consolidated financial statements of Atlantic Power as filed with Canadian securities regulatory authorities are publicly accessible through SEDAR at www.sedar.com and in the United States on the Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”) at www.sec.gov.

We understand that Atlantic Power expects to fund the purchase of the Series C Debentures under the Offering, and the payment of related fees and expenses, from available cash on hand and existing credit facilities.

6.1 HISTORICAL PRICE AND TRADING VOLUMES — COMMON SHARES

As at June 15, 2016, Atlantic Power had 122,150,444 common shares issued and outstanding, with a closing price of $2.24 on the New York Stock Exchange (“NYSE”) (ticker: NYSE:AT) and

CAD$2.89 on the Toronto Stock Exchange (“TSX”) (ticker: TSX:ATP).

The historical share prices (monthly average of closing prices) and trading volumes for TSX:ATP are summarized below:

	Monthly average of closing prices (CAD)					Total monthly trading volumes (000’s)
	2012	2013	2014	2015	2016	2012	2013	2014	2015	2016
January	$14.72	$12.34	$3.56	$3.26	$2.52	6,322	9,324	17,364	4,108	4,220
February	$14.62	$11.41	$2.76	$3.37	$2.42	10,941	12,493	15,669	3,340	2,605
March	$14.00	$5.55	$3.10	$3.62	$2.84	7,374	39,085	28,016	7,396	3,153
April	$13.78	$4.86	$3.36	$3.63	$3.22	4,554	14,153	9,826	5,361	2,652
May	$14.03	$5.01	$3.55	$3.90	$3.09	6,090	12,190	10,292	4,293	3,567
June	$13.68	$4.59	$3.75	$3.71	$3.02	7,170	19,249	12,159	4,136	537
July	$13.69	$4.45	$4.24	$3.62		4,187	11,754	7,296	3,952
August	$13.92	$4.24	$4.16	$2.97		4,734	7,959	5,834	5,165
September	$14.34	$4.28	$3.39	$2.77		5,353	7,698	12,685	3,168
October	$14.75	$4.98	$2.49	$2.73		4,405	13,679	12,762	1,842
November	$12.42	$4.06	$2.48	$2.74		11,831	15,083	6,787	2,413
December	$11.27	$3.49	$2.89	$2.49		12,383	24,192	7,519	4,908

Average	$13.77	$5.77	$3.31	$3.23	$2.86	7,112	15,572	12,184	4,173	2,779
Maximum	$14.75	$12.34	$4.24	$3.90	$3.22	12,383	39,085	28,016	7,396	4,220
Minimum	$11.27	$3.49	$2.48	$2.49	$2.42	4,187	7,698	5,834	1,842	476

The historical share prices (monthly average of closing prices) and trading volumes for NYSE:AT are summarized below:

	Monthly average of closing prices (USD)					Total monthly trading volumes (000’s)
	2012	2013	2014	2015	2016	2012	2013	2014	2015	2016
January	$14.54	$12.42	$3.25	$2.69	$1.77	7,397	15,141	25,589	14,671	12,885
February	$14.65	$11.31	$2.50	$2.70	$1.75	8,128	19,803	36,895	14,054	8,985
March	$14.08	$5.42	$2.79	$2.87	$2.15	9,989	59,154	28,154	15,094	17,277
April	$13.89	$4.77	$3.05	$2.95	$2.51	7,006	26,542	22,970	18,488	13,079
May	$13.88	$4.91	$3.26	$3.20	$2.40	7,453	24,127	26,602	16,805	11,210
June	$13.32	$4.46	$3.47	$3.00	$2.35	16,247	18,604	33,690	19,660	3,251
July	$13.51	$4.29	$3.94	$2.82		10,696	16,175	26,488	12,719
August	$14.01	$4.08	$3.80	$2.26		8,583	14,366	18,823	14,357
September	$14.66	$4.14	$3.08	$2.09		7,305	11,247	38,856	11,303
October	$14.94	$4.81	$2.21	$2.09		6,324	25,131	36,320	7,381
November	$12.47	$3.88	$2.18	$2.06		18,929	26,439	20,188	7,771
December	$11.39	$3.29	$2.51	$1.81		14,764	33,548	22,472	19,788

Average	$13.78	$5.65	$3.00	$2.55	$2.16	10,235	24,190	28,087	14,341	11,115
Maximum	$14.94	$12.42	$3.94	$3.20	$2.51	18,929	59,154	38,856	19,788	17,277
Minimum	$11.39	$3.29	$2.18	$1.81	$1.75	6,324	11,247	18,823	7,381	3,251

6.2 HISTORICAL PRICES AND TRADING VOLUMES — SERIES C DEBENTURES

As at June 15, 2016, Atlantic Power had $105.3 million principal amount of Series C Debentures issued and outstanding, with a closing price of $92.80 on the TSX (ticker: TSX:ATP.DB.U).

Historical trading prices (monthly average of closing prices), per $1,000 principal amount, and trading volume of the Series C Debentures are summarized below:

	Monthly average of closing prices (USD)					Total monthly trading volumes (000’s)
	2012	2013	2014	2015	2016	2012	2013	2014	2015	2016
January		$95.26	$57.40	$78.68	$72.84		4,566	4,192	2,674	533
February		$92.96	$61.53	$80.09	$72.35		5,715	5,031	1,218	559
March		$72.14	$71.78	$81.05	$80.79		10,615	2,512	3,933	6,982
April		$77.32	$79.11	$83.10	$89.30		8,346	5,269	7,478	4,128
May		$79.00	$82.63	$83.68	$92.51		3,438	7,608	5,742	2,271
June		$77.72	$83.13	$84.27	$93.26		1,589	2,920	4,312	870
July	$98.75	$70.00	$86.14	$84.03		21,080	2,361	2,893	3,780
August	$99.92	$66.85	$85.03	$81.19		9,166	3,102	3,049	3,751
September	$100.64	$65.01	$78.42	$82.41		4,164	3,333	2,432	1,911
October	$100.78	$71.90	$72.17	$80.95		3,712	3,654	1,124	554
November	$97.51	$63.87	$68.62	$79.64		3,004	3,432	1,570	378
December	$93.25	$54.17	$71.33	$75.00		2,442	7,037	5,833	1,657

Average	$98.48	$73.85	$74.77	$81.17	$83.51	7,261	4,766	3,703	3,116	2,557
Maximum	$100.78	$95.26	$86.14	$84.27	$93.26	21,080	10,615	7,608	7,478	6,982
Minimum	$93.25	$54.17	$57.40	$75.00	$72.35	2,442	1,589	1,124	378	533

7.0 KEY TERMS OF THE SERIES C DEBENTURES

The Series C Debentures were issued by Atlantic Power in June 2012 and have the following terms which we have considered relevant to the analysis herein:

Maturity Date — June 30, 2019.

Security — The Series C Debentures are direct obligations of Atlantic Power and are not secured by any mortgage, pledge, hypothec or other charge and are subordinated to other liabilities of Atlantic Power.

Interest — 5.75% per annum paid semi-annually in arrears on the last day of June and December of each year.

Conversion — The Series C Debentures can be converted by holders into common shares at any time prior to the close of business on the business day immediately preceding the Maturity Date at a conversion price of USD$17.25 per Common Share, which is equivalent to approximately 57.9710 common shares for each $1,000 principal amount of the Series C Debentures.

Redemption by Atlantic Power — The Series C Debentures could not be redeemed by the Company before June 30, 2015 (except in certain limited circumstances following a change of control). On or after June 30, 2015 and prior to June 30, 2017, the Series C Debentures may be redeemed by Atlantic Power, in whole or in part from time to time, on not more than 60 days and not less than 30 days prior notice, at a redemption price equal to the principal amount thereof plus accrued and unpaid interest, provided that the volume weighted average price of the common shares on the NYSE for the 20 consecutive trading days ending five trading days preceding the date on which notice of redemption is given is not less than 125% of the conversion price. On or after June 30, 2017 and prior to the maturity date, the Series C Debentures may be redeemed in whole or in part at the option of Atlantic Power on not more than 60 days and not less than 30 days prior notice at a price equal to their principal amount plus accrued and unpaid interest.

Pay-In-Kind Provision - Atlantic Power  may, on redemption or on maturity, provided that no event of default shall have occurred and be continuing, at its option, on not more than 60 days and not less than 40 days prior notice and subject to regulatory approval, elect to satisfy its obligation to repay the principal amount of the Series C Debentures by issuing and delivering that number of common shares obtained by dividing the principal amount of the outstanding Series C Debentures which are to be redeemed or have matured by 95% of the volume weighted average price of the common shares on the NYSE for the 20 consecutive trading days ending five trading days preceding the date fixed for redemption or maturity, as the case may be.

10.0 VALUATION OF THE SERIES C DEBENTURES

Definition of Value

The analysis in this Formal Valuation considers the concept of fair market value, which is defined in Section 1.1 of MI 61-101 as “the monetary consideration that, in an open and unrestricted market, a prudent and informed buyer would pay to a prudent and informed seller, each acting at arm’s length with the other and under no compulsion to act”.

Further, as articulated in Section 6.4(2)(d) of MI 61-101, in determining fair market value Alexander Capital has not included a downward adjustment to reflect the lack of liquidity of the Series C Debentures, the effect of the Offering on the Series C Debentures, or the fact that the Series C

Debentures do not form part of a controlling interest.

10.1 COMPONENTS OF THE SERIES C DEBENTURES

The Series C Debentures are convertible bonds and have two components of value: the value of the income from the conventional bond and the value of the call on the equity of Atlantic Power through the conversion privilege. The upside of the latter component of value could be somewhat limited by the fact that after June 30, 2017, Atlantic Power can redeem the Series C Debentures for their principal amount plus accrued interest and it would be reasonable to assume that Atlantic Power might redeem the Series C Debentures if it has excess cash on hand at that time.

When the price of a common share underlying a convertible debt security is below the conversion price, the embedded call option is said to be “out-of-the-money”. When the common share price is significantly below the conversion price, the convertible debt security behaves very much like straight debt. This is the case with the Series C Debentures at the Valuation Date, given Atlantic Power’s common share price of CAD$2.89 and USD$2.24 on the TSX and NYSE, respectively, at such date and the conversion price of USD$17.25 for a Series C Debenture. Both the holder’s conversion option and the Company’s soft call option to redeem before June 30, 2017 are out-of-the-money and contribute little to the overall value of the instrument. In this case, the key driver of value for the Series C Debentures will be the discount rate.

Alexander Capital has presented a range of values for each of our considered methodologies. For each methodology, we calculated the sensitivity of value to changes in the discount rate by calculating the values of the Series C Debentures with discount rates equal to 7.50%, 7.75%, 8.00%, 8.25%, 8.50%, 8.75% and 9.00%. The results are presented in the relevant sections of our report.

10.2 METHODOLOGIES AND APPROACH

Alexander Capital valued the Series C Debentures using three methods:

1.     Discounted Cash Flow (“DCF”) Analysis

a.              with the Black-Scholes Option Pricing Model (the “Black-Scholes Model”);

b.              with the Binomial Model;

2.     Analysis of S&P Corporate Credit Spreads for all BB and B U.S. dollar denominated debentures with similar maturities; and,

3.     Volume Weighted Average Price (“VWAP”) Analysis.

The DCF analysis was selected as our primary methodology given that it recognizes both the debt and equity value components of convertible debt. Given that the conversion prices of the Series C Debentures are significantly out-of-the-money at this time, the likelihood of conversion is very low. The results derived using the DCF analysis were checked for reasonableness using the S&P Corporate Credit Spreads and VWAP ranges.

Terms and Assumptions

With a few minor exceptions dictated by the unique requirements of our methodologies, we applied the following Series C Debenture terms and valuation assumptions:

Valuation Date	Maturity Date	Time to Maturity	Face Value	Coupon Rate	Coupon Frequency	Conversion Price
June 15, 2016	June 30, 2019	3.08 years	$1,000	5.75%	Semi-Annual	$17.25

Credit Spread

In selecting a range of credit spreads appropriate for valuing the Series C Debentures, Alexander Capital considered the following, among other factors:

i.      the yield on comparable convertible debenture issues of similar coupon, credit quality and maturity;

ii.     the yield on Atlantic Power debentures;

iii.   the financial ratios of Atlantic Power and other company specific factors with an emphasis on financial health and leverage, including the unsecured and subordinated ranking of the Series C Debentures;

iv.   the yield on single B/B- rated credits as quoted by S&P; and,

v.    public market trading and other information with respect to high yield bonds.

Using the abovementioned information, Alexander Capital arrived at a credit spread range between 6.70% and 8.20% in excess of the U.S. dollar risk free rate, corresponding to a discount rate range between 7.50% and 9.00%.

Share Volatility

Alexander Capital assumed volatility for the common shares of 39% and performed sensitivity analysis on ranges of volatilities to this value.

Risk-Free Rate

The U.S. dollar risk free rate of 0.80% was calculated as the linearly interpolated 3.08 year rate for US Treasuries.

Dividend Rate

Atlantic Power currently does not pay dividends and Alexander Capital understands that there is currently no intention in the foreseeable future to pay dividends on its common shares. The Company’s dividend policy is reviewed by the Board of Directors and the declaration and payment of dividends is at the discretion of the Board.

10.3 DISCOUNTED CASH FLOW ANALYSIS

The Series C Debentures can be viewed as having two components of value: (i) the coupon payments and principal repayment of a conventional debt instrument; and, (ii) a call option on the common shares. Accordingly, the Series C Debentures can be modeled in two ways: (a) by combining a discounted cash flow calculation with the Black-Scholes Model for valuing equity call options; and, (b) by using the binomial model to discount the cash flows from the Series C Debentures at discount rates determined by the credit spread and risk free rate and combining this with a value of the call option as determined by the binomial model.

Discount Rate

In considering an appropriate discount rate for the cash flows attributable to the Series C Debentures, Alexander Capital used the previously derived credit spread range of 6.70% to 8.20%, plus the interpolated 3.08 year risk-free rate on U.S. government bonds. This yielded a range of discount rates of 7.50% to 9.00%. The selected discount rates were then applied to the expected cash flows of the Series C Debentures to produce estimates of their present values.

Option Value — Convertibility Feature

Alexander Capital added the value of the embedded call option, as estimated using the Black-Scholes Model, to the present value of the cash flows calculated above. In its most general form, the Black-Scholes Model uses six variables to estimate an option’s value as shown in the following table:

Variable	Description	Series C Debentures
Common Share Price	Market price of the underlying security on which the option is based	Atlantic Power’s valuation date Common Share price in US dollars = $2.24
Exercise Price	Strike price of the embedded option	USD $17.25
Expiration Date	The date by which the option must be exercised, or it will expire	Series C Debentures’ maturity date of June 30, 2019
Volatility	Measurement of how the underlying security price fluctuates around its mean value	39% (1 year)
Risk-Free Rate	The return on a risk-free security	0.80%
Dividend Yield	Dividends paid to share class being valued	Common shareholders are not expected to receive a dividend

Applying the Black-Scholes Model, the Series C Debentures’ call option has an estimated value of approximately US$0.10 per $1,000 principal amount.

Summary

Adding the present value of the Series C Debentures’ future cash flows to the value of the call option produces the following results (per $1,000 principal amount):

Discount Rate	7.50%	7.75%	8.00%	8.25%	8.50%	8.75%	9.00%
Value	$972.86	$966.09	$959.38	$952.71	$946.09	$939.52	$933.01

10.5 Binomial Model

As an alternative methodology for discounting the expected cash flows of the Series C Debentures, Alexander Capital has used the binomial pricing model to derive a possible future path for the risk-free rate. These future risk free rates, along with the credit spread for the Series C Debentures were used to discount expected cash flows of the Series C Debentures while also accounting for the embedded options.

The binomial pricing model is an options valuation method developed by John C. Cox, Stephen A. Ross and Mark Rubinstein, in 19791. The binomial pricing model uses an iterative procedure, allowing for the specification of nodes, or points in time, during the time span between the Valuation Date and the maturity date of a debenture (typically also the call option’s expiration date). In addition to the variables outlined under the Black-Scholes Model above, Alexander Capital created a binomial tree with a time between each node of one month.

Summary

Using the binomial pricing model and applying a credit spread of 6.70% to 8.20% to the expected cash flows produces the following range of values for the Series C Debentures (per $1,000 principal amount):

Credit spread	6.70%	6.95%	7.20%	7.45%	7.70%	7.95%	8.20%
Value	$972.47	$965.71	$958.99	$952.33	$945.71	$939.15	$932.63

10.6 ANALYSIS OF S&P U.S. CORPORATE BOND YIELD CURVE AND SPREADS

Based on an average credit spread between BB and B corporate bonds having an approximate three-year term in the S&P corporate bond universe of 288 basis points, combined with the pricing of Atlantic Power’s recent $700 million term loan swapped to a fixed rate for three years, Alexander Capital determined that an implied discount rate for the Series C Debentures is in the range of 9.00% — 9.25%.

Summary

The value for the Series C Debentures under the S&P corporate bond spread analysis is $933.01 to $926.54 (per $1,000 principal amount).

10.7 VOLUME WEIGHTED AVERAGE PRICE

Alexander Capital has also reviewed and considered the VWAP for the five and 30 trading days preceding the Valuation Date as well as the VWAP since the announcement of Atlantic Power’s first

1  Cox, J. C.; Ross, S. A.; Rubinstein, M. (1979). “Option pricing: A simplified approach”. Journal of Financial Economics 7 (3): 229.

quarter results (and intention to repurchase 2019 debentures) on May 6, 2016.

Summary

The indicated VWAPs for the five day, 30 day and since May 6 periods are $933.16, $929.27 and $929.53, respectively (per $1,000 principal amount).

11.0 CONCLUSION

Based on the scope of its review and subject to the assumptions, restrictions and limitations set out herein, it is our opinion that the fair market value of the Series C Debentures is $930 to $970 (per $1,000 principal amount) as at June 15, 2016.

The above range reflects the values generated using our primary valuation methodology (DCF with the Black-Scholes Model), which was supported by the results of the DCF with binomial model, S&P Credit Spread analysis and Volume Weighted Average Price Analysis.

Yours very truly,

Alexander Capital Group Inc.

Any questions and requests for assistance may be directed to the

INFORMATION AGENT:

The Exchange Tower
130 King Street West, Suite 2950
Toronto, Ontario
 M5X 1E2
www.kingsdaleshareholder.com

North American Toll Free Phone: 1-888-518-1554
Email: contactus@kingsdaleshareholder.com
Facsimile: 416-867-2271
Toll Free Facsimile: 1-866-545-5580
Outside North America, Banks and Brokers Call Collect: 416-867-2272

The Letter of Transmittal, certificates representing Debentures and any other required documents should be sent or delivered by each depositing Debentureholder or the Debentureholder’s investment dealer, broker, bank, trust company or other nominee to the Depositary at its Toronto, Ontario office address below:

THE DEPOSITARY FOR THE OFFER IS:

By Regular Mail	By Hand, Courier or Registered Mail:

Computershare Trust Company of Canada P.O. Box 7021 31 Adelaide Street East Toronto, Ontario M5C 3H2 Attention: Corporate Actions	Computershare Trust Company of Canada 100 University Avenue 8th Floor Toronto, Ontario M5J 2Y1 Attention: Corporate Actions

North American Toll Free: 1-800-564-6253
Overseas: 1-514-982-7555
E-Mail: corporateactions@computershare.com

Any questions or requests for assistance may be directed to the Information Agent or the Depositary at the addresses and telephone number set forth above. Additional copies of the Offer and Circular and the related Letter of Transmittal may be obtained from the Information Agent or the Depositary. Debentureholders should also contact their investment dealer, broker, bank, lawyer, accountant or other professional advisor for assistance concerning the Offer.